                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                             --------------------

                                   FORM 10-K
Mark One

[ X ] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the Fiscal Year Ended December 31, 1994 --- Commission File Number 33-1983; OR

[   ]    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
         EXCHANGE ACT OF 1934 For the Transition Period From
         ___________________ to _________________.

                             --------------------

                           SURETY CAPITAL CORPORATION
             (Exact name of Registrant as specified in its charter)

       Delaware                                          75-2065607
- --------------------------------------------------------------------------------
(State of Incorporation)                      (IRS Employer Identification No.)

            1845 Precinct Line Road, Suite 100, Hurst, Texas 76054
- --------------------------------------------------------------------------------
                    (Address of Principal Executive Offices)

                                (817) 498-8154
- --------------------------------------------------------------------------------
             (Registrant's telephone number, including area code)

         Securities registered pursuant to Section 12(b) of the Act:

                                                  Name of each exchange
     Title of each class                           on which registered
     -------------------                           -------------------
Common Stock, $0.01 par value                    American Stock Exchange

         Securities registered pursuant to Section 12(g) of the Act: Common Stock, $0.01 par value

         Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes   X     No
                                               -----      -----

         Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any
amendment to this Form 10-K.   _____

         The aggregate market value of Common Stock held by nonaffiliates of the Registrant, based on the quoted price of the Common Stock as reported on the American Stock Exchange on March 15, 1995, was $6,795,542.81. For purposes of this computation, all officers, directors and 5% beneficial owners of the Registrant are deemed to be affiliates. Such determination should not be deemed an admission that such officers, directors or 5% beneficial owners are, in fact, affiliates of the Registrant. As of March 15, 1995, 3,040,829 shares of Common Stock were outstanding.

         Documents Incorporated by Reference: Portions of the Company's Proxy Statement dated not later than 120 days after the end of the Company's most recent fiscal year, filed pursuant to Regulation 14A of the Securities Exchange Act of 1934 for the 1995 Annual Meeting of Stockholders of Surety Capital Corporation, are incorporated by reference into Part III.

                                     PART I

ITEM 1.  BUSINESS.

GENERAL

         Surety Capital Corporation (the "Company"), a corporation incorporated under the laws of the state of Delaware in 1985, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Company owns over ninety-nine percent (99%) of the issued and outstanding shares of capital stock of Surety Bank, National Association, formerly Texas Bank, National Association and formerly Texas National Bank, Lufkin, Texas (the "Bank"), with full service offices in Hurst, Lufkin, Chester, Wells, Kennard and Whitesboro, Texas.

         The Company's principal executive offices are located at 1845 Precinct Line Road, Suite 100, Hurst, Texas 76054, and its telephone number is 817-498-8154. The Bank's principal offices are located at 600 South First Street, Lufkin, Texas 75901, and its telephone number is 409-632-5541.

THE COMPANY

         At December 31, 1994 the Company had consolidated total assets of $102,294,311, total net loans of $63,965,402, consolidated total deposits of $92,027,122, and consolidated total shareholders' equity of $8,065,681.

         The Company was originally organized in 1985 as a sole proprietorship owned by C. Jack Bean and Lorene Sims Bean, and operated under the name "Surety Finance Company." In March 1987 Surety Finance Company transferred its assets to a publicly-held corporation, which was renamed "Surety Capital Corporation."

         On December 30, 1989 the Company acquired approximately 98% of the common stock of the Bank and subsequently increased its ownership to in excess of 99%. Prior to acquisition of the Bank, the Company operated as a casualty insurance premium finance company licensed by the state of Texas. Upon its acquisition by the Company, the Bank began operating as an insurance premium finance company, and the Company ceased writing new insurance premium financing business to allow the Bank to succeed to the existing business of the Company at that time.

         The Company acts as a registered bank holding company under the BHC Act. The Company does not have any independent material business activities. The Company anticipates that its future activities will be limited to acting as a source of support for the Bank.

         The Company's business is neither seasonal in nature nor in any manner related to or dependent upon patents, licenses, franchises or concessions, and the Company has not spent material amounts on research activities.

         The following table sets forth in summary form the revenues, expenses and income for the Company and the Bank as of, and for the year ended, December 31, 1994.

Balance Sheet Data                         Company Only          Bank Only           Consolidated
- ------------------                         ------------          ---------           ------------
Cash and Cash Equivalents                  $   324,658         $ 11,194,360         $ 11,194,360

Total Net Loans                                 72,557           63,965,402           63,965,402

Total Assets                                 9,829,595          102,189,924          102,294,311

Deposits                                             -           92,351,785           92,027,122

Total Liabilities                            1,763,914           92,819,520           94,228,630

Shareholders' Equity                         8,065,681            9,370,401            8,065,681

Income Statement Data
- ---------------------

Interest Income                                 24,685            5,387,009            5,387,009

Interest Expense                                11,075            1,476,656            1,487,731

Non-Interest Expense                           207,473            4,254,465            4,461,938

Net Income                                     472,760              390,797              472,760


THE SUBSIDIARY BANK

         The Bank was chartered as a national banking association in 1963 and has been operating since that date in Lufkin, Texas. The Bank also operates five (5) branches in Hurst, Chester, Wells, Kennard and Whitesboro, Texas.

         The services offered by the Bank and its branches are generally those offered by commercial banks of comparable size in their respective areas, except that a large portion of the Bank's loan portfolio represents insurance premium financing loans. Some of the major services are described below.

         COMMERCIAL BANKING. The Bank provides general commercial banking services for corporate and other business clients located in Angelina County, Texas, and through its branches located in Tarrant County, Tyler County, Cherokee County, Houston County, and Grayson County, Texas as a part of the Bank's efforts to serve the local communities in which it operates. These loans are generally made to provide working capital, to finance the purchase of equipment, and for the expansion of existing businesses. Most loans are secured by the assets of the businesses, including real estate, inventories, receivables, equipment and cash. Virtually all of these loans are also guaranteed by the owners of the businesses. The commercial loan portfolio also includes a significant amount of agricultural loans to farmers and ranchers. These loans are normally secured by equipment, crops, livestock, real estate and cash.

         The average yield during 1994 for the Bank's commercial lending activities was 12%. The Bank's commercial loans have maturities of twelve months or less. The Bank also offers programs for medical claims factoring.

         CONSUMER BANKING. The Bank provides a full range of consumer banking services, including checking accounts, secured credit cards, "NOW" and "money market" accounts, savings programs, installment and real estate loans, money transfers and safe deposit facilities.

         INSURANCE PREMIUM FINANCING. As described in greater detail below, the Bank makes insurance premium financing loans in Texas and in other states. See "Item 1. Business - Insurance Premium Financing."

         At December 31, 1994 approximately 24%, 44% and 32% of the Bank's loan portfolio represented corporate banking loans, consumer banking loans and insurance premium financing loans, respectively.

ACQUISITIONS

         On July 23, 1992 the Bank entered into an agreement for the merger of the Bank of East Texas, a Texas banking association located in Chester, Texas, with and into the Bank. The merger was consummated on March 23, 1993, effective as of the close of business on March 22, 1993. Pursuant to the merger, the Bank paid $645,676 to Bancwell Financial Corp., the sole shareholder of the Bank of East Texas. The purchase price was based on the book value of the Bank of East Texas as of February 28, 1993, subject to certain agreed upon adjustments. The Company financed the acquisition with internally-generated cash reserves.

         Additionally, on July 23, 1992 the Bank entered into an agreement for the merger of First State Bank, a Texas banking association located in Wells, Texas, with and into the Bank. The merger was consummated on March 23, 1993, effective as of the close of business on March 22, 1993. Pursuant to the merger, the Bank paid $1,090,203 to Newell Bancshares, Inc., the sole shareholder of First State Bank. The purchase price was based on the book value of First State Bank as of February 28, 1993, subject to certain agreed upon adjustments. The Company financed the acquisition with internally-generated cash reserves.

         On February 4, 1994 the Bank entered into an agreement for the merger of The Farmers Guaranty State Bank of Kennard, a Texas banking association located in Kennard, Texas, with and into the Bank. The merger was consummated on June 1, 1994, effective as of the close of business on May 31, 1994. Pursuant to the merger, the Bank paid the stockholders of The Farmers Guaranty State Bank of Kennard $1,200,000 for all of its issued and outstanding stock. The purchase price was based on a multiple of the book value of the bank as of May 31, 1994, subject to certain agreed upon adjustments. The Company financed the acquisition with internally-generated cash reserves.

         On May 24, 1994 the Bank entered into an agreement for the merger of First National Bank, a national banking association located in Whitesboro, Texas, with and into the Bank. The merger was consummated on December 9, 1994, effective as of the close of business on December 8, 1994. The purchase price was Twenty Nine and 50/100 Dollars ($29.50) per share for each of the 200,000 shares of First National Bank common stock issued and outstanding as of the effective date, subject to certain agreed upon adjustments. The Company financed the acquisition in part through a private placement of its common stock, pursuant to which the Company raised $2,169,050, and in part through a $1,750,000 loan from a financial institution.

INSURANCE PREMIUM FINANCING

         Prior to acquisition of the Bank, the Company operated as a casualty insurance premium finance company licensed by the state of Texas. Upon its acquisition by the Company, the Bank obtained a license from the state of Texas to operate as an insurance premium finance company, and the Company ceased writing new insurance premium financing business to allow the Bank to succeed to the insurance premium financing business of the Company at that time.
During 1994, the Company, exclusive of the Bank, had no insurance premium financing loans.

         The Bank engages in the business of lending a portion of the premium of casualty insurance policies to the purchasers of casualty insurance policies ("insured-borrower"). The making of casualty insurance premium financing loans is a relatively new industry. Large insurance companies (such as State Farm and Allstate), which have exclusive agents, offer their own premium financing plans for the insurance they write. Such major insurance casualty companies account for most of the total casualty insurance policies written in the state of Texas. The Bank markets to independent agents for companies which do not internally offer financing.

         A description of the mechanics of a typical insurance premium financing loan is as follows. The Bank enters into a loan agreement at the time the insured-borrower purchases insurance from an independent agent or managing general agent. The term of the Bank's casualty insurance premium loans is generally for eight months on a twelve month insurance policy. The insured-borrower is generally required to pay the insurance company 25% to 30% of the aggregate premium as a down payment at inception of the policy so that the Bank's loan will not exceed 70% of the total premium. The loan is generally repayable in eight monthly installments, including finance charges, beginning thirty (30) days after inception of the policy. The finance agreement between the Bank and the insured-borrower gives the Bank a power of attorney to cancel the policy in the event the insured-borrower defaults on the loan. The down payment and monthly installment amounts are calculated so that at all times the unearned premium for the policy (which is pledged to the Bank as security for the loan) exceeds the balance due on the loan.

         If an insured-borrower defaults on his premium loan, the Bank cancels the policy and is entitled under Texas insurance law to receive from the insurance company a refund of the unearned premium amount on the cancelled policy, which is applied to pay all earned interest, late charges and outstanding principal due on the loan. Any remaining amount in excess of $1.00 is then refunded to the insured-borrower. The Bank, therefore, relies on the insurance company, as well as the insured-borrower, for repayment of an insurance premium financing loan. The interest rates on casualty insurance premium loans are set by regulation of the Texas State Board of Insurance and presently range up to 31%, depending upon the size of the loan. The Bank earned an average annual yield of approximately 11.2% and 13.2% on insurance premium financing loans for the years ended December 31, 1994 and 1993, respectively.

         Effective March 1, 1993, and as amended on February 21, 1995, the Bank adopted a policy which sets forth certain guidelines relating to its insurance premium finance program (the "Policy"). The guidelines set forth in the Policy are as follows:

         The Bank will only finance insurance policies written by insurance companies who meet one of the following criteria: (i) have a "B" or better A.M. Best & Company, Inc. ("Best's") rating, or (ii) conform with published National Association of Insurance Commissioners ("NAIC") standards regarding certain insurance industry ratios, including liquidity, capital, loss, reinsurance, premium, growth and other standards.

         The Bank's insurance premium finance loan portfolio may not exceed 500% of equity capital.

         A maximum concentration for each approved insurance company may not exceed the following percentages of equity capital of the Bank:

1.     Carriers rated A (A-, A, A+) by Best's                                                   25%

2.     Carriers rated B (B-, B, B+) by Best's                                                   20%
3.     Non-rated carriers who, based upon a combination of several factors, including           20%
       financial strength, reputation, longevity and diversity of risk, are considered by management to warrant confidence

4.     Carriers rated C (C-, C, C+) by Best's                                                   10%

5.     Non-rated, admitted carriers                                                             10%
6.     Non-rated, non-admitted carriers                                                          6%

         At least 50% of the total insurance premium finance portfolio must be collateralized by policies written by insurance companies rated B or better by Best's.

         The insurance premium finance portfolio of the Bank is currently in compliance in all material respects with the Policy.

         The Bank markets its insurance premium financing business through independent agents and managing general agents. These agents refer their clients to the Bank to finance the purchase of insurance. The Bank provides a computer software program for processing its premium financing agreements and payment booklets in the offices of the agents at the time of the sale of the casualty insurance policies by the agents.

         The Bank's casualty insurance premium loan business is regulated by the Premium Finance Department of the Texas State Board of Insurance. The maximum allowable finance charge (or interest) for stratified loan amounts is set in accordance with Texas state law under the Texas Insurance Code, and ranges from up to 100% APR for a $100 loan to 18% APR for a loan equal to or greater than $3,840. This regulatory agency establishes permissible interest rates which may be charged on these loans as well as the loan terms. These rates are reviewed and established annually. The Bank may incur losses in its insurance premium financing business for a number of reasons, including fraud, refusal of an insurance company to refund a premium, insurance company insolvency, failure of the Company to properly notify an insurance company of its interest in unearned premiums under applicable law and other reasons. The Bank endeavors to establish procedures to minimize losses, but some losses invariably occur.

         MEDICAL CLAIMS FACTORING. The Bank has been engaged in medical claims factoring since 1990. Medical claims factoring involves the purchase by the Bank of accounts receivable from doctors, hospitals, and other health care providers at approximately 50% of their face amount. These accounts receivable are due principally from major insurance companies and governmental agencies. The collection of these accounts receivable is performed by a third party processor. When the receivable is collected, the Bank retains the amount paid for the receivable plus a discount factor and a servicing fee. The remaining balance of the payment is paid to the party from whom the receivable was purchased. If payment with respect to an account receivable is denied (the "denied receivable"), the Bank generally has no recourse against the seller of the denied receivable to require the repurchase thereof unless there has been a breach of warranty. The Bank generally obtains and perfects a security interest in all accounts receivable of the health care provider purchased by the Bank in order to secure the obligations of the health care provider to the Bank. Therefore, payments received on any other accounts receivable of a health care provider may, under certain circumstances, be applied by the Bank against a denied receivable. The Bank has experienced no losses in its medical claims factoring business since its inception. Medical claims factoring is a specialty type of financing which provides high yields and requires specialized expertise and systems.

         On September 20, 1994 the Bank expanded its insured medical claims factoring program to include Medicare accounts receivable. The factoring of Medicare accounts receivable is handled in a similar manner by the Bank. The Bank buys batches of Medicare accounts receivable at a discount, advances funds to the health care provider at a predetermined rate, pays the health care provider for the accounts receivable out of future Medicare payments by the United States Department of Health and Human Services (the "USDHHS"), which administers the Medicare program, after deducting funds advanced and the applicable discount, and obtains a security interest in the accounts receivable to secure all obligations of the health care provider to the Bank. The collection of the Medicare accounts receivable is performed by a third party processor. As is the case with non-government accounts receivable, if a Medicare receivable is not paid, the Bank generally has no recourse against the seller of the denied receivable unless there has been a breach of warranty; payments received by the Bank on any other Medicare receivables of a health care provider may, under certain circumstances, be applied by the Bank against a denied receivable.

         However, extensive federal regulation over health care accounts receivable requires the Bank to take certain additional precautions. The Medicare statute generally prohibits payments, pursuant to an assignment, to any person other than the health care provider. Therefore, the provider is prohibited, except under very limited circumstances, from transferring the Medicare payments directly to the Bank. Although a lender, such as the Bank, may obtain and perfect a security interest in Medicare accounts receivable, such a security interest may not be enforceable by a lender as against the USDHHS to compel Medicare payments directly to the lender. Due to this uncertainty, payments in respect of Medicare accounts receivable are directed to a lock-box account established at the Bank which is under the exclusive dominion and control of the health care provider. Funds in the lock-box account are transferred, or "swept," daily by the Bank and applied against the funds advanced to the health care provider. Any excess amounts are periodically paid to the health care provider, after deduction of the applicable discount rate and other amounts owed by the health care provider.

         The Bank can incur losses for a number of reasons in its medical factoring program, including losses as a result of fraud, submission of unsubstantiated claims, refusal of the insurance company to pay claims, insurance company failure, failure to properly process claims and other reasons. As discussed above, the Bank's lending risk is increased with respect to Medicare accounts receivable because it cannot enforce its security interest in the Medicare accounts receivable as against the USDHHS directly. Additionally, the USDHHS has a broad statutory right to adjust a provider's Medicare payments for prior overpayments or underpayments. These express reimbursement adjustment rights granted by statute, together with well-settled principles of recoupment and offset under common law, further serve to increase the Bank's lending risk with respect to Medicare accounts receivable.

         As of December 31, 1994, the Bank had outstanding $2,705,974 for the purchase of health care accounts receivable, of which $641,799 represented Medicare accounts receivable and $2,064,175 represented commercial insurer accounts receivable.

         SECURED CREDIT CARD PROGRAM. In September 1991 the Bank began issuing secured credit cards to customers. The Bank currently offers VISA credit cards through Equity Bank for Savings, F.A. of Oklahoma City, Oklahoma ("Equity"). Equity provides the issuance of VISA credit cards, credit card billing services and the acceptance of deposits from the resulting transactions to the Bank and its customers. Credit card loans are initially made by Equity and in turn are purchased by the Bank under the terms of an agreement between the Bank and Equity, at an amount equal to the amount advanced to the borrowers.

         In the Bank's secured credit card program, the borrower provides a cash time deposit to the Bank as security for repayment to the Bank for transactions if the cardholder defaults in payment. If the borrower does not make payments on the secured card, the savings account is used to pay off the card balance. If the borrower makes timely payments, the borrower can charge up to 90% (in some cases up to 100%) of the credit limit. Even though styled a "secured card," the Bank can still incur losses through fraud, in a period before termination of a card is reported to merchants, from repeated charges by a borrower over the borrower's authorized credit limit, and for other reasons. While merchants are usually required to pre-approve authorization before allowing a charge, some merchants are not required to do so and the Bank may, therefore, have liability for some unauthorized charging.

COMPETITION

         There is significant competition among banks and bank holding companies in Angelina County, Tarrant County, Tyler County, Cherokee County, Houston County, and Grayson County, Texas, and the Company believes that such competition among such banks and bank holding companies, many of which have far greater assets and financial resources than the Company, will continue to increase in the future. The Bank also encounters intense competition in its commercial and consumer banking business from savings and loan associations, credit unions, factors, insurance companies, commercial and captive finance companies, and certain other types of financial institutions located in other major metropolitan areas in the United States, many of which are larger in terms of capital, resources and personnel. The casualty insurance premium financing business of the Bank is also very competitive. Large insurance companies offer their own financing plans, and other independent premium finance companies and other financial institutions offer insurance premium financing.

EMPLOYEES

         As of January 31, 1995 the Company and the Bank collectively had eighty-seven (87) full-time employees and two (2) part-time employees. None of the Company's or the Bank's employees are subject to a collective bargaining agreement, and the Company and the Bank believe that their respective employee relations are good.

SUPERVISION AND REGULATION

         GENERAL. The Company and the Bank are extensively regulated under federal and state law. These laws and regulations are generally intended to protect depositors, not stockholders.

         To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of the Company and the Bank. The operations of the Company and the Bank may be affected by legislative changes and by the policies of various regulatory authorities. The Company is unable to predict the nature or the extent of the effects on its business and earnings that fiscal or monetary policies, economic control or new federal or state legislation may have in the future.

         FEDERAL BANK HOLDING COMPANY REGULATION. The Company is a bank holding company within the meaning of the BHC Act and as such is subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve System (the "FRB"). A bank holding company is required to file with the FRB an annual report and to provide such additional information regarding its business operations and those of its subsidiaries as the FRB may require.

         With certain limited exceptions, the BHC Act requires every bank holding company to obtain the prior approval of the FRB before: (i) acquiring direct or indirect ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company. The FRB will not approve any acquisition, merger or consolidation that would have a substantially anti-competitive result, unless the anti-competitive effects of the proposed transaction are clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The FRB also considers capital adequacy and other financial and managerial factors in reviewing acquisitions or mergers.

         With certain exceptions, the BHC Act also prohibits a bank holding company from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by FRB regulation or order, have been identified as activities closely related to the business of banking or of managing or controlling banks. In making this determination, the FRB considers whether the performance of such activities by a bank holding company can be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency of resources, which can be expected to outweigh the risks of possible adverse effects such as decreased or unfair competition, conflicts of interest or unsound banking practices.

         At the present time, the BHC Act generally prohibits bank holding companies located in Texas from acquiring or establishing banks located outside of the state in which the operations of such bank holding company's subsidiaries are principally conducted unless the laws of such state expressly authorize out-of-state bank holding companies to acquire or establish banks in such state. Texas law permits the acquisition of banks domiciled in Texas by out-of-state bank holding companies. However, an out-of-state bank holding company cannot own or control (i) a newly formed bank, (ii) both a bank and a savings and loan association located in Texas, or (iii) both a bank and a non-bank located in Texas. Texas banks acquired by an out-of-state bank holding company must be adequately capitalized and the board of directors of any such bank must have a Texas resident majority (which majority does not include insiders of the bank or the bank holding company). Unlike similar laws which have been adopted in other states, Texas law does not limit the geographic region of out-of-state bank holding companies that may acquire a Texas bank, nor does it require a reciprocal law in the out-of-state bank holding company's home state. The lack of such requirements significantly increases the number of bank holding companies eligible to invest in Texas. An out-of-state bank holding company seeking to acquire ownership or control of a Texas state bank, national bank located in Texas or any bank holding company owning or controlling a state bank or a national bank located in Texas must obtain the prior approval of both the FRB and the Banking Commissioner of Texas.

         The Riegle-Neal Interstate Banking and Branching Act of 1994 (the "Interstate Banking Act") was signed into law by President Clinton on September 29, 1994. The Interstate Banking Act will allow adequately capitalized and managed bank holding companies to acquire banks in any state commencing September 29, 1995, regardless of whether the acquisition would be prohibited by applicable state law. As discussed above, Texas law permits the acquisition of banks domiciled in Texas by out-of-state bank holding companies. Under the Interstate Banking Act a bank holding company and its insured depository institution affiliates may not complete an acquisition which would cause it to control more than 10% of total deposits in insured depository institutions nationwide or to control 30% or more of total deposits in insured depository institutions in the home state of the target bank. However, state deposit concentration caps adopted by various states, such as the state of Texas, which limit control of in-state insured deposits to a greater extent than the Interstate Banking Act will be given effect. The state of Texas has adopted a deposit concentration cap of 25% of in-state insured deposits; therefore, the Texas state deposit concentration cap will preempt the federal deposit concentration cap. Additionally, state minimum age provisions will be honored; provided, however, acquisitions may be approved when the target bank has been in existence for at least five years, notwithstanding state provisions to the contrary. The minimum age provision adopted by the state of Texas is five years and therefore this provision will not be preempted by the federal provision.

         The Interstate Banking Act will also allow out-of-state branches through interstate mergers commencing June 1, 1997, provided each bank involved in the merger is adequately capitalized and managed. States are permitted, however, to pass legislation providing for either earlier approval of mergers with out-of-state banks or "opting-out" of interstate mergers entirely, provided such legislation applies equally to all out-of-state banks. The Interstate Banking Act also provides for interstate mergers involving an out-of-state bank's acquisition of a branch of an insured bank without the acquisition of the entire bank, if permitted under the laws of the state where the branch is located. The deposit concentration caps and the minimum age provisions applicable to interstate bank acquisitions also apply to interstate bank mergers. It is impossible to predict at this time what legislation will be adopted by the Texas State Legislature in response to the Interstate Banking Act.

         The Interstate Banking Act also provides for de novo branches in a state if that state expressly elects to permit de novo branching on a non-discriminatory basis. A "de novo branch" is defined as a branch office of a national or state bank that is originally established as a branch and does not become a branch as a result of an acquisition, conversion, merger or consolidation. De novo interstate branching is subject to the same conditions applicable to interstate mergers under the Interstate Banking Act, other than deposit concentration limits.

         Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to the bank holding company or its subsidiaries, on investments in their securities and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions may limit the Company's ability to obtain funds from the Bank for its cash needs, including funds for payment of dividends, interest and operating expenses.

         Under the BHC Act and certain regulations of the FRB, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or lease or sale of property or furnishing of services. For example, the Bank may not generally require a customer to obtain other services from the Bank or the Company, and may not require that customer to promise not to obtain other services from a competitor, as a condition to an extension of credit to the customer.

         CAPITAL ADEQUACY GUIDELINES

                 -RISK-BASED CAPITAL ADEQUACY GUIDELINES. The FRB has adopted risk-based capital adequacy guidelines applicable to bank holding companies. For bank holding companies with less than $150 million in consolidated assets, such as the Company, the guidelines are generally applied on a bank-only basis.

                 The FRB's risk-based capital guidelines require the Company to maintain a level of capital based on the risk of assets and off-balance sheet items. Under the guidelines, different categories of assets are assigned different risk weights ranging from 0% for risk-free assets (e.g., cash), to 20% (e.g., cash items in process of collection), to 50% for certain other types of assets (e.g., mortgages on one-to-four family dwellings), to 100% for relatively high-risk assets (e.g., commercial loans). These risk weights are multiplied by corresponding asset balances to determine a "risk-adjusted" asset base. Certain off-balance sheet items (e.g., letters of credit), not previously considered in capital adequacy computations, are added to the risk-adjusted asset base.

                 The Company's risk-based capital is calculated by dividing its qualifying total capital base by its risk-weighted assets. Qualifying capital is divided into two tiers, as follows:

                          (i) Tier 1 (core) capital, which is common stockholders' equity, minority interest in the equity accounts of consolidated subsidiaries and cumulative and noncumulative perpetual preferred stock (exclusive of auction-rate preferred and provided the preferred stock counted within Tier 1 is limited to 25% of all core capital elements); and

                     (ii) Tier 2 (supplementary) capital, which consists, subject to certain limitations, of other preferred stock, the allowance for loan losses, certain hybrid capital instruments and mandatory convertible debt securities and subordinated debt. Tier 2 (supplementary) capital will qualify as a part of a bank holding company's total capital up to a maximum of 100% of the bank holding company's Tier 1
                 (core) capital. Amounts in excess of these limits may be issued but are not included in the calculation of the risk-based capital ratio.

                 The Company is required to meet a minimum risk-based capital to risk-weighted assets ratio of 8%, of which at least one-half

(or 4%) has to be in the form of Tier 1 (core) capital. The remaining one-half (or 4%) has to be either in the form of Tier 1 (core) or Tier 2 (supplementary) capital. The amount of loan loss allowance that can be included in capital is limited to 1.25% of risk-weighted assets.

                 The ratio of Tier 1 (core) and the combined amount of Tier 1
(core) and Tier 2 (supplementary) capital to risk-weighted assets for the Company was 10.13% and 11.17% respectively, at December 31, 1994. The Company is currently, and expects to continue to be, in compliance with these guidelines.

                 -LEVERAGE-BASED ADEQUACY GUIDELINES. The FRB has also adopted a minimum 3% Tier 1 (core) capital to adjusted total assets ratio, or leverage ratio, for bank holding companies. The 3% leverage ratio is the absolute minimum and most banking organizations are expected to maintain more than the statutory minimum, commensurate with the level and nature of all the risks, including the volume and severity of problem loans, to which such organizations are exposed. Additionally, banking institutions experiencing growth are expected to maintain strong levels of capital well above the minimum supervisory level. The amount of Tier 1 (core) capital required to be held by a banking institution above the minimum statutory level may be set on a case-by-case basis as determined by the FRB as part of the examination process. The Company is currently, and expects to continue to be, in compliance with the minimum leverage ratio.

                 -CORRECTIVE MEASURES FOR CAPITAL DEFICIENCIES. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires federal banking regulators to take "prompt corrective action" with respect to capital-deficient institutions.

                 Regulations setting forth a five-tier scheme for measuring the capital adequacy of depository institutions have been issued in final form. Under these regulations (commonly referred to as the "prompt corrective action" rules), an institution would be placed in one of the following capital categories: (i) well capitalized (an institution that has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6% and a Tier 1 leverage ratio of at least 5%); (ii) adequately capitalized (an institution that has a total risk-based capital ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 4% and a Tier 1 leverage ratio of at least 4%); (iii) undercapitalized (an institution that has a total risk-based capital ratio of under 8% or a Tier 1 risk-based capital ratio under 4% or a Tier 1 leverage ratio under 4%); (iv) significantly undercapitalized (an institution that has a total risk-based capital ratio of under 6% or a Tier 1 risk-based capital ratio under 3% or a Tier 1 leverage ratio under 3%); and (v) critically undercapitalized (an institution that has a ratio of tangible equity to total assets of 2% or less). Under these regulations, the Bank would be considered to be well capitalized as of December 31, 1994.

                 FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guaranty that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company under the guaranty is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized, and (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

                 Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

                 Under FDICIA, the FDIC is permitted to provide financial assistance to an insured bank before appointment of a conservator or receiver only if (i) such assistance would be the least costly method of meeting the FDIC's insurance obligations, (ii) grounds for appointment of a conservator or a receiver exist or are likely to exist, (iii) it is unlikely that the bank can meet all capital standards without assistance, and (iv) the bank's management has been competent, has complied with applicable laws, regulations, rules and supervisory directives, and has not engaged in any insider dealing, speculative practice or other abusive activity.

         NATIONAL BANK REGULATION. The Bank is a national banking association organized under the laws of the United States pursuant to the provisions of the National Bank Act.

         The Bank is subject to regulation and supervision, of which regular bank examinations are a part, by the Office of the Comptroller of the Currency (the "OCC"), which may prohibit the Bank from engaging in what the OCC believes constitutes unsafe or unsound banking practices.

         The interest and usury laws of the state of Texas, which laws are preempted to a certain extent by federal law, generally limit the amount of interest which lenders, including the Bank, may charge on loans. This limit may vary depending upon, among other things, the identity, nature and location of the lender and the particular state or federal law applicable thereto, and the type of loan.

         National banks domiciled in Texas are permitted to engage in unlimited branch banking. A national bank seeking to establish such a branch must obtain the prior approval of the OCC.

         While the Bank currently does not pay dividends, the Company anticipates that future cash flow eventually will be derived primarily from dividends paid by the Bank. The Bank is subject to various restrictions imposed by the National Bank Act relating to the declaration and payment of dividends. See "Item 5. Market for Registrant's Common Equity and Related Stockholder Matters - Dividends."

         The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their jurisdiction, the FRB or the OCC evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those banks. These factors are also considered by the FRB and the OCC in evaluating mergers, acquisitions and applications to open a branch or facility.

         The Bank is also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal stockholders or any related interest of such persons. Extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with persons not covered above and who are not employees, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is also subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the Bank or any officer, director, employee, agent or other person participating in the conduct of the affairs of the Bank, the imposition of a cease and desist order, and other regulatory sanctions.

         DEPOSIT INSURANCE. As a Federal Deposit Insurance Corporation ("FDIC") member institution, the deposits of the Bank are currently insured to a maximum of $100,000 per depositor through the Bank Insurance Fund ("BIF") administered by the FDIC, and the Bank is required to pay semi-annual deposit insurance premium assessments to the FDIC.

         FDICIA included provisions to reform the federal deposit insurance system, including the implementation of risk-based deposit insurance premiums, and permits the FDIC to make special assessments on insured depository institutions, in amounts determined by the FDIC to be necessary to give it adequate assessment income to repay amounts borrowed from the U.S. Treasury and other sources or for any other purpose the FDIC deems necessary. Pursuant to FDICIA, the FDIC implemented a transitional risk-based insurance premium system on January 1, 1993 which became the permanent risk-based premium system on January 1, 1994. Generally, under this system banks are assessed insurance premiums according to how much risk they are deemed to present the BIF. Such premiums currently range from 0.23% of insured deposits to 0.31% of insured deposits. Banks with higher levels of capital and involving a low degree of supervisory concern are assessed lower premiums than banks with lower levels of capital or involving a higher degree of supervisory concern. The Bank is currently being assessed at the rate of $0.23 per $100 of deposits.

         Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution, or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default (the "Cross Guarantee"). "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating either that there is no reasonable prospect that the institution will be able to meet the demands of its depositors or pay its obligations in the absence of regulatory assistance, or that its capital has been depleted and there is no reasonable prospect that it will be replenished in the absence of regulatory assistance. The Cross Guarantee thus enables the FDIC to assess a bank holding company's healthy BIF members for the losses of any of such bank holding company's failed BIF members. Cross Guarantee liabilities are generally superior in priority to obligations of the depository institution to its stockholders due solely to their status as stockholders and obligations to other affiliates.

         As an institution's capital decreases, the powers of the federal regulators become greater. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. The regulators have very limited discretion in dealing with a critically undercapitalized institution and are required to appoint a receiver or conservator if the capital deficiency is not corrected promptly.

         INTERNAL OPERATING REQUIREMENTS. Under FDICIA, each federal banking agency is required to prescribe, by regulation, non-capital safety and soundness standards for institutions under its authority. The federal banking agencies, including the OCC and FRB, have recently proposed standards covering internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, and standards for asset quality and earnings sufficiency. An institution which fails to meet those standards would be required to develop a plan acceptable to the agency, specifying the steps the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. Under the proposed regulations of the FRB, a bank holding company would be required to ensure that its subsidiary bank returns to compliance with the safety and soundness standards if a deficiency is detected. The Company believes the Bank already meets substantially all the standards which have been proposed, and therefore does not believe the implementation of these regulatory standards will materially affect the Company's business operations.

         MONETARY POLICY. The earnings of a bank holding company are affected by the policies of regulatory authorities, including the FRB, in connection with the FRB's regulation of the money supply. Various methods employed by the FRB are open market operations in United States government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These methods are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may also affect interest rates charged on loans or paid on deposits. The monetary policies of the FRB have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

                               EXECUTIVE OFFICERS

         The executive officers of the Company as of December 31, 1994 are as follows:

         Name                       Age                         Company Office
         ----                       ---                         --------------
     C. Jack Bean                   67                       Chairman of the Board
                                                                 and Director

G. M. Heinzelmann, III              32                      President and Director

   Bobby W. Hackler                 49       Vice President, Secretary and Chief Financial Officer

         C. JACK BEAN has been Chairman of the Board and a director of the Company since March 1987, and served as President of the Company from March 1987 to July 1992. Mr. Bean was the owner and founder of Surety Finance Company, the predecessor company to the Company's business, from 1985 until March 1987. Mr. Bean has been Chairman of the Board and a director of the Company's subsidiary, Surety Bank, National Association, since December 1989.

         G. M. HEINZELMANN, III has been President of the Company since July 1992 and a director of the Company since July 1993. He previously served as Vice President of the Company from May 1987 to July 1992. Mr. Heinzelmann has been Senior Vice President and a director of the Company's subsidiary, Surety Bank, National Association, since December 1989 and Manager of the Insurance Premium Finance Division of the Company, and subsequently the Bank, since May 1987. Mr. Heinzelmann has been Secretary, Treasurer and a director of Brian Capital, Inc., a nonoperating publicly-held corporation, since November 1, 1988. Mr. Heinzelmann is the son-in-law of C. Jack Bean, Chairman of the Board of the Company.

         BOBBY W. HACKLER has served as the Company's Chief Financial Officer, Vice President and Secretary since January 1992. Since February 1994 he has served as President of the Company's subsidiary, Surety Bank, National Association, and since July 1992 has served as its Chief Executive Officer. Mr. Hackler previously served as the Bank's Chief Operating Officer from January 1992 to July 1992, as its Senior Vice President and Controller from March 1991 to December 1991, and as its Vice President and Controller from January 1990 to March 1991.

ITEM 2.  PROPERTIES.

         The Bank has six banking facilities. The Bank's main office is located in Lufkin, Texas, and the Bank's five branches are located in Hurst, Chester, Wells, Kennard and Whitesboro, Texas.

         The Lufkin facility is a two-story building located at 600 South First Street, Lufkin, Texas 75901. This building and the underlying tract of land are owned by the Bank. The building includes approximately 10,000 square feet of office space. A detached motor bank facility is also located on the land.

         The Hurst banking facility is located at 1845 Precinct Line Road, Suite 100, Hurst, Texas 76054. The Bank occupies approximately 11,181 square feet of leased space in a two-story building under a lease dated February 14, 1994 for a term of five years and ten months beginning March 1, 1994 and ending on December 31, 1999. The Bank is on a graduated lease payment schedule as follows:

       Period                              Monthly Rent
       ------                              ------------
03-01-94 to 12-31-94                        $7,406.48
01-01-95 to 12-31-96                        $7,892.75
01-01-97 to 12-31-98                        $8,303.46
01-01-99 to 12-31-99                        $8,714.17

The Company also occupies a portion of the office space leased by the Bank under these leases.

         The Chester facility is located in a two-story building located on U.S. Highway 287 in Chester, Texas. This building, and the underlying tract of land consisting of approximately 15,000 square feet, are owned by the Bank.
The building includes approximately 5,600 square feet of office space. The Bank also owns an improved tract of land (containing approximately 3,000 square feet) located adjacent to the Chester facility.

         The Wells facility is located in a one-story building located on U.S. Highway 69 in Wells, Texas. This building, and the underlying tract of land consisting of approximately 9,000 square feet, are owned by the Bank. The building includes approximately 4,500 square feet of office space. The Bank also owns two unimproved tracts of land (one containing approximately 2.31 acres and the other approximately 1,800 square feet) located adjacent to the Wells facility.

         The Kennard facility is located in a one-story building located at Broadway and Main Streets, in Kennard, Texas. This building, and the underlying tract of land consisting of approximately 14,000 square feet, are owned by the Bank. The building includes approximately 2,790 square feet of office space. The Bank also owns two storage buildings located on the same tract of land.

         The Whitesboro facility is located in a one-story building located at 2500 Highway 82 East, in Whitesboro, Texas. This building, and the underlying tract of land consisting of approximately 132,000 square feet, are owned by the Bank. The building includes approximately 6,400 square feet of office space.

         Management of the Company believes the existing facilities are adequate for the Company's and the Bank's present needs.

ITEM 3.  LEGAL PROCEEDINGS.

         The Company is not a party to any material legal proceedings.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

         No matter was submitted to a vote of the stockholders of the Company during the fourth quarter of 1994.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

MARKET INFORMATION

         Since January 10, 1995 the Company's Common Stock has been traded on the American Stock Exchange, Inc.'s ("AMEX") primary list under the symbol "SRY." From February 23, 1994 through January 9, 1995 the Company's Common Stock was traded on the AMEX Emerging Company Marketplace under the symbol "SRY.EC." Prior to that date, the Company's Common Stock was traded in the over-the-counter market on the National Association of Securities Dealers Automated Quotation System ("NASDAQ").

         The following table sets forth, for the periods indicated, the high and low sale price per share of the Company's Common Stock as reported on the AMEX Emerging Company Marketplace since February 23, 1994, and the high and low bid price per share as reported by NASDAQ for prior periods. All prices have been adjusted to reflect the one-for-ten reverse stock split effected on June 14, 1993. The NASDAQ quotations reflect prices quoted by market makers of the Company's Common Stock, without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

                                                                                 High                Low
                                                                                 ---------------------------
 1993 Fiscal Year:
 ----------------
 Quarter ended March 31, 1993                                                    $10.00             $ 4.375
 Quarter ended June 30, 1993                                                     $ 5.9375           $ 3.125
 Quarter ended September 30, 1993                                                $ 5.50             $ 3.25
 Quarter ended December 31, 1993                                                 $ 5.25             $ 4.375

 1994 Fiscal Year:
 ----------------
 Quarter ended March 31, 1994                                                    $ 6.375            $ 3.00
 Quarter ended June 30, 1994                                                     $ 5.25             $ 3.875
 Quarter ended September 30, 1994                                                $ 5.00             $ 4.00
 Quarter ended December 31, 1994                                                 $ 4.50             $ 3.00

STOCKHOLDERS

         As of March 15, 1995 there were 416 record holders of the Company's Common Stock.

DIVIDENDS

         THE COMPANY. The Company currently intends not to pay dividends on its Common Stock for the foreseeable future, but to retain any future earnings for use in the business of the Company and the Bank. Payment of any dividends in the future will be made at the discretion of the Board of Directors of the Company and will depend upon the operating results and financial condition of the Company and the Bank, their capital requirements, general business conditions and other factors. Additionally, the FRB has promulgated a regulation sometimes known as the "source of strength doctrine" which requires that "a bank holding company shall serve as a source of financial and managerial strength to its subsidiary banks and shall not conduct its operations in an unsafe and unsound manner." The FRB has interpreted this requirement to require that a bank holding company, such as the Company, make its resources available to a subsidiary bank that is threatened with failure. The source of strength doctrine could operate to prevent a bank holding company such as the Company from making dividend payments to its stockholders even though otherwise permitted to do so by other applicable law. The payment of cash dividends by the Company in the future will depend to a large extent on the receipt of dividends from the Bank.

         Under its loan agreement with Overton Bank and Trust, N.A., pursuant to which the Company obtained a $1,750,000 loan for the purpose of financing the acquisition of First National Bank, the Company may not, without the prior written consent of Overton Bank and Trust, N.A., declare or pay any dividends or make any other payment or distribution on account of its capital stock. See "Item 1. Business - Acquisitions."

         THE BANK. The Bank is subject to various restrictions imposed by the National Bank Act relating to the declaration and payment of dividends. The board of directors of a national banking association may, subject to the following limitations, declare a quarterly, semiannual or annual dividend of as much of its net profits as it may judge expedient. The payment of dividends is subject to the provisions of 12 U.S.C. 60, which provides that no dividends may be declared quarterly, semiannually or annually until the surplus fund of the national banking association shall equal its common capital unless, in the case of quarterly and semiannual dividends, not less than one-tenth (1/10th) of the national banking association's net profits of the preceding two consecutive half-year periods has been carried to the surplus fund. In addition, the approval of the OCC is required if the total of all dividends, including a proposed dividend declared by a national banking association, in any calendar year exceeds the total of the national banking association's net profits of that year combined with its retained net profits of the preceding two years. Under the provisions of 12 U.S.C. 56, no dividend may be declared which would withdraw any portion of a national banking association's capital (the amount of unimpaired common stock plus the amount of preferred stock outstanding and unimpaired). Additionally, if losses have at any time been sustained by the national banking association equal to or exceeding its undivided profits then on hand, no dividends may be paid, and no dividends may ever be paid in an amount greater than its net profits then on hand, deducting therefrom its losses and bad debts.

The OCC also has authority under the Financial Institution Supervisory Act of 1966 to prohibit a national bank from engaging in what in its opinion constitutes an unsafe or unsound practice in conducting business, including the payment of a dividend.

ITEM 6.  SELECTED FINANCIAL DATA.

         The following selected consolidated financial data of the Company as of December 31, 1994, 1993, 1992, 1991 and 1990, and for the periods then ended.

                                 1-1-94-         1-1-93-          1-1-92-       1-1-91-          1-1-90-
                               12-31-94(1)     12-31-93(2)       12-31-92      12-31-91         12-31-90
                               --------        --------          --------      --------         --------
 INCOME STATEMENT DATA:

   Interest income              $5,387,009      $3,995,061      $3,343,968    $2,953,093       $2,175,322
   Interest expense              1,487,731       1,123,584         977,715     1,380,040        1,071,095
   Net interest income           3,899,278       2,871,477       2,366,253     1,573,053        1,104,227
   Provision for loan              106,899          90,584         299,555       466,500          221,000
     losses
   Noninterest income            1,160,007       1,181,808         784,066       488,458          454,709
   Noninterest expense           4,461,938       3,591,978       2,834,340     2,185,323        1,932,702
   Income (loss) before            490,488         370,723          16,424      (590,312)        (594,766)
     income tax and
     extraordinary item
   Provision for income             17,688               0               0             0                0
     taxes
   Income (loss) before            472,760         370,723          16,424      (590,312)        (594,766)
     extraordinary item
   Extraordinary item                    0               0               0             0          516,513
   Net income (loss)               472,760         370,723          16,424      (590,312)         (78,253)

 PER SHARE DATA:
   Net income (loss)                  0.20            0.19            0.00         (0.45)           (0.08)
   Weighted average              2,393,841       2,001,689       1,951,873     1,310,242          963,052
     shares outstanding

 BALANCE SHEET DATA:
   Total assets                102,294,311      49,036,258      30,963,843    26,876,851       22,088,204
   Net loans                    63,965,402      31,225,035      19,168,892    18,914,350       14,912,536
   Investment                   19,504,254       8,218,029          94,000        50,500          521,390
     securities
   Interest bearing              1,524,188         648,000         500,000             0                0
     deposits in
     financial
     institutions
   Total deposits               92,027,122      43,595,919      26,840,275    23,334,905       20,012,054
   Notes payable                 1,750,000               0               0             0          500,000
   Shareholders' equity          8,065,681       5,280,988       4,058,362     3,262,795        1,409,406

_______________

         (1) On May 31, 1994 the Bank acquired 100% of the outstanding common stock of The Farmers Guaranty State Bank of Kennard, Kennard, Texas, and on December 8, 1994 the Bank acquired 100% of the outstanding common stock of First National Bank, Whitesboro, Texas. Operations of these two banks have been included in consolidated operations subsequent to May 31, 1994 and December 8, 1994, respectively.

         (2) On March 23, 1993 the Bank acquired 100% of the outstanding common stock of the Bank of East Texas, Chester, Texas and First State Bank, Wells, Texas. Operations of these two banks have been included in consolidated operations subsequent to February 28, 1993.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

GENERAL

         The information presented below reflects the lending and related funding business of the Company.

                                               Year             Year             Year             Year
                                               Ended            Ended            Ended            Ended
                                             12/31/94         12/31/93         12/31/92         12/31/91
                                             --------         --------         --------         --------
INSURANCE PREMIUM FINANCING:
Average Balance Outstanding                $19,370,887      $ 9,855,620      $ 8,240,727      $ 6,892,795
Average Yield                                    11.2%            13.2%            17.9%            17.6%
Interest Income                            $ 2,172,038      $ 1,302,854      $ 1,471,226      $ 1,211,490

CONSUMER, COMMERCIAL AND REAL ESTATE
FINANCING:
Average Balance Outstanding Average        $20,766,039      $16,153,213      $12,255,653      $10,603,733
Yield                                            12.0%            12.4%            13.3%            13.5%
Interest Income                            $ 2,482,099      $ 2,001,251      $ 1,632,746      $ 1,428,326

COST OF FUNDS:
Average Balance of Deposits                $54,458,467      $41,175,656      $26,469,157      $23,418,163
Average Interest Rate                             2.7%             2.7%             3.7%             5.9%
Interest Expense                           $ 1,476,656      $ 1,123,584      $   977,715      $ 1,380,040

COST OF SHORT TERM DEBT:
Average Balance of Debt                    $   146,756
Average Interest Rate                             9.5%
Interest Expense                           $    13,914

         Note: Average balances are computed using daily balances throughout each period.

CONSOLIDATED RESULTS OF OPERATIONS

         YEAR ENDED DECEMBER 31, 1994 VERSUS YEAR ENDED DECEMBER 31, 1993. The Company had income of $472,760 during 1994 compared to income of $370,723 during 1993, and the Bank had income of $390,797 during 1994 compared to income of $549,493 during 1993. The decrease in earnings for the Bank is attributable to a tax sharing agreement between the Bank and the Company implemented in 1994. The record earnings growth achieved during 1994 can be attributed to the Company's emphasis on niche banking. The Company has compiled a portfolio of high yielding asset products, such as insurance premium financing loans (See "Item 1. Business - Insurance Premium Financing") and medical claims factoring loans (See "Item 1. Business - Medical Claims Factoring"). Total assets grew 108.6% during 1994, from $49,036,258 at the end of 1993 to $102,294,311 at the end of 1994, while net income grew 27.5% to $472,760 for 1994 from $370,723 for 1993. The asset growth is a direct result of the addition of a bank in east Texas and another bank in northeast Texas. The Company targets banks for acquisition which have low loan-to-deposit ratios which provides the Company with the opportunity to increase lending in its niche markets. Another factor contributing to the Company's improved performance is related to the increase in the net interest spread. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Average Balance Sheet and Analysis of Net Interest Income."

         Total interest income increased 34.8%, to $5,387,009 from $3,995,061, while total interest expense increased 32.4%, to $1,487,731 from $1,123,584, resulting in a 35.8% increase in net interest income before provision for loan losses, to $3,899,278 from $2,871,477. The Company's average loan growth between these two periods was spread throughout the loan portfolio. See "Item
7. Management's Discussion and Analysis of Financial Condition and Results of Operations - General." This diversification in loan growth was directly related to management's marketing efforts and the acquisition of the two Texas banks in 1994. The average volume of consumer, commercial and real estate lending increased 28.6%, with a modest decrease in average yields on those loans from 12.4% to 12.0% due to decreasing loan rates. The 96.6% growth in the average volume of insurance premium loans showed a decrease in the average yield on those loans from 13.2% to 11.2%. The decline in the average yields on insurance premium financing loans can be attributed to competitive forces within the industry to lower rates as the average cost of funding declines.
The average balance of interest bearing deposits increased 32.3%, while the average rate paid on such deposits remained unchanged at 2.7%. Management has also made efforts to increase the overall quality of the insurance premium financing portfolio. A reduction in rates has been offered in order to further attract higher quality insurance carriers. While these efforts have increased the overall quality of the portfolio, the yield realized has been directly affected by the reduced rates.

         The solid growth in the loan portfolio, while generating a 35.8% increase in net interest income before provision for loan losses, has not necessitated a corresponding increase in the provision for loan losses. The Company recorded a $106,899 provision for loan losses during 1994 compared to a $90,584 provision during 1993. This increase of 18.0% over the 1993 provision is a result of the 54.3% growth in average loans outstanding. As of December 31, 1993, the Company's allowance was based on specific allowances for loans identified as potential problems, and a general allowance based on a 0.5% historical loss factor on insurance premium finance loans and on a 1.7% historical loss factor on the general loan portfolio.

         The Company's December 31, 1994 allowance was based on the same method, with specific allowances for identified problem loans and a general allowance based upon historical loss data. The historical loss factors used were approximately 0.5% for insurance premium finance loans and approximately 1.7% for the general loan portfolio.

         The Company's noninterest income decreased 1.9%, to $1,160,007 for 1994 from $1,181,808 for 1993. This decrease compares to a corresponding increase in average noninterest bearing deposits of 25.4%, to $7,996,860 from $6,375,876 for these same periods. Noninterest bearing deposits normally generate the majority of noninterest income through service charges. Noninterest results are below the 1993 level due to a decision by management to discontinue servicing outside loan portfolios and the realization of gains on the sale of investment securities. The servicing of outside loan portfolios generated noninterest income for the Bank of $0 and $161,310 for 1994 and 1993, respectively. Proceeds from the sale of investment securities during the twelve months ended December 31, 1994 were $500,000 with no gross recognized gains and losses. During the twelve months ended December 31, 1993, proceeds from the sales of investment securities were $6,084,844 with gross recognized gains and losses of $93,859 and $3,096, respectively.

         Noninterest expense increased 24.2%, primarily as a result of a 28.3% increase in salaries and employee benefits and a 15.2% increase in general and administrative expenses. The increase in salaries and benefits was due primarily to additional staffing required by the acquisition of the two Texas banks, the Bank's loan and deposit growth and the establishment of the secured credit card program. Increases in general and administrative expenses relate primarily to legal and professional fees and FDIC assessments.

         On December 9, 1994 the Company secured a short term note in the amount of $1,750,000 at 11.0% with a local financial institution to finance the acquisition of the bank in Whitesboro, Texas. This note matured on March 7, 1995 and has been extended to June 7, 1995.

         PARENT COMPANY ONLY RESULTS OF OPERATIONS. The Company did not own the Bank prior to December 30, 1989. Since that time, the Company has served as a parent company to the Bank and has wound down the Company's own separate business activities. For 1994, the Company had only nominal income, other than equity in net income of the Bank of approximately $391,000, and approximately $207,000 in noninterest expenses.

         The noninterest expenses, which decreased 19.0% from the same period in the prior year due to decreased regulatory and legal activity, consisted primarily of legal and professional fees incurred in the operation of the Company, in the maintenance of the Company's public company status under applicable securities laws and regulations, and promotional fees.

         YEAR ENDED DECEMBER 31, 1993 VERSUS YEAR ENDED DECEMBER 31, 1992. The Company had income of $370,723 during 1993 compared to income of $16,424 during 1992, and the Bank had income of $549,493 during 1993 compared to income of $293,324 during 1992. The record earnings growth achieved during 1993 can be attributed to the Company's emphasis on niche banking. The Company has compiled a portfolio of high yielding asset products, such as insurance premium financing and medical claims factoring loans. Total assets grew 58% during 1993, from $30,963,843 at the end of 1992 to $49,036,258 at the end of 1993, while income grew 2,157%, to $370,723 for 1993 from $16,424 for 1992. The asset growth is a direct result of the addition of two banks in east Texas. The Company targets banks for acquisition which have low loan-to-deposit ratios which provides the Company with the opportunity to increase lending in its niche markets. Another factor contributing to the Company's improved performance is related to significant declines in the average rates paid for the cost of funding the Bank's growing loan portfolio.

         Total interest income increased 19.5%, to $3,995,061 from $3,343,968, while total interest expense increased 14.9%, to $1,123,584 from $977,715, resulting in a 21.4% increase in net interest income before provision for loan losses, to $2,871,477 from $2,366,253. The Company's average loan growth between these two periods was spread throughout the loan portfolio. See "Item
7. Management's Discussion and Analysis of Financial Condition and Results of Operations - General." This diversification in loan growth was directly related to management's marketing efforts and the acquisition of the two east Texas banks. The average volume of consumer, commercial and real estate lending increased 31.8%, with a modest decrease in average yields on those loans from 13.3% to 12.4% due to decreasing loan rates. The 19.6% growth in the average volume of insurance premium loans showed a decrease in the average yield on those loans from 17.9% to 13.2%. The decline in the average yields on insurance premium financing loans can be attributed to competitive forces within the industry to lower rates as the average cost of funding declines.
The average balance of interest bearing deposits increased 55.6%, while the average rate paid on such deposits fell from 3.7% to 2.7%, reflecting an overall decline in interest rates in the market. Management has also made efforts to increase the overall quality of the insurance premium financing portfolio. A reduction in rates has been offered in order to further attract higher quality insurance carriers. While these efforts have increased the overall quality of the portfolio, the yield realized has been directly affected by the reduced rates.

         The solid growth in the loan portfolio, while generating a 21.4% increase in net interest income before provision for loan losses, has not necessitated a corresponding increase in the provision for loan losses. The Company recorded a $90,584 provision for loan losses during 1993 compared to a $299,555 provision during 1992. This decrease resulted primarily from positive collection efforts in both the insurance premium finance portfolio and the general loan portfolio. As of December 31, 1992 the Company's allowance was based on specific allowances for loans identified as potential problems, and a general allowance based on a 0.5%
historical loss factor on insurance premium finance loans and on a 2.0% historical loss factor on the general loan portfolio.

         The Company's December 31, 1993 allowance was based on the same method, with specific allowances for identified problem loans and a general allowance based upon historical loss data. The historical loss factors used were approximately 0.5% for insurance premium finance loans and approximately 1.7% for the general loan portfolio.

         The Company's noninterest income increased 50.7%, to $1,181,808 for 1993 from $784,066 for 1992. This increase compares to a corresponding increase in average noninterest bearing deposits of 73.5%, to $6,375,876 from $3,675,287 for these same periods. Noninterest bearing deposits normally generate the majority of noninterest income through service charges.

         Noninterest expense increased 26.7%, primarily as a result of a 43.7% increase in salaries and employee benefits and a 12.4% increase in general and administrative expenses. The increase in salaries and benefits was due primarily to additional staffing required by the acquisition of the two east Texas banks, the Bank's loan and deposit growth and the establishment of the secured credit card program. Increases in general and administrative expenses relate primarily to legal and professional fees and FDIC assessments.

         PARENT COMPANY ONLY RESULTS OF OPERATIONS. The Company did not own the Bank prior to December 30, 1989. Since that time, the Company has served as a parent company to the Bank and has wound down the Company's own separate business activities. For 1993, the Company had only nominal income, other than equity in net income of the Bank of approximately $549,000, and approximately $256,000 in noninterest expenses.

         The noninterest expenses, which decreased 28.1% from the same period in the prior year due to decreased regulatory and legal activity, consisted primarily of legal and professional fees incurred in the operation of the Company, in the maintenance of the Company's public company status under applicable securities laws and regulations, and promotional fees.

           AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME

                                             Year Ended December 31, 1994                  Year Ended December 31, 1993
                                             ----------------------------                  ----------------------------
                                             Average                       Average        Average                     Average
                                             Balance         Interest        Rate         Balance         Interest      Rate
                                             -------         --------      -------        -------         --------    -------
ASSETS
Interest Earning Assets

  Interest bearing deposits              $   981,184       $   68,173         6.9%     $   636,420      $   20,853      3.3%
    in financial institutions

  U.S. Treasury and agency                 7,648,411          362,078         4.7%       9,567,829         507,273      5.3%
    securities
  Federal funds sold                       6,456,165          302,621         4.7%       5,343,461         162,830      3.0%

  Loans                                   40,136,926        4,654,137        11.6%      26,008,833       3,304,105     12.7%

  Allowance for loan losses              (   444,805)             N/A         N/A      (   388,255)            N/A      N/A
                                          ----------        ---------        ----       ----------       ---------    -----

  Total interest earning                  54,777,881        5,387,009         9.8%      41,168,288       3,995,061      9.7%
    assets                                ----------       ----------       -----       ----------                    -----

  Cash and due from banks                  3,249,783                                     2,705,248

  Premises and equipment                   1,520,404                                     1,094,260

  Accrued interest receivable                205,770                                       185,109

  Other real estate owned                     51,043                                        31,715

  Other assets                             1,357,765                                       417,878
                                          ----------                                    ----------

  Total assets                           $61,162,646                                   $45,602,498
                                          ==========                                    ==========

LIABILITIES AND
SHAREHOLDERS' EQUITY

Interest Bearing
  Liabilities:

Interest bearing demand
  deposits                              $ 14,680,300       $  259,113         1.8%      12,538,376         209,937      1.7%

Savings deposits                           3,104,155           94,010         3.0%       3,165,466          96,962      3.1%

Time Deposits                             28,530,396        1,123,533         4.0%      19,095,938         816,685      4.3%

Notes Payable                                146,756           11,075         7.5%               0               0      0.0%
                                          ----------           ------                   ----------       ---------

Total interest bearing
  liabilities                             46,461,607        1,487,731         3.2%      34,799,780       1,123,584      3.2%
                                                           ----------                                    ---------

Net interest income                                        $3,899,278                                   $2,871,477
                                                            =========                                    =========
Net interest spread                                                           6.6%                                      6.5%
                                                                             ====                                      ====

Net interest income to
  average earning assets                                                      7.1%                                      7.0%
                                                                             ====                                      ====

Noninterest bearing
  deposits                                 7,996,860                                     6,375,876
Other liabilities                            281,660                                       151,681
                                          ----------                                    ----------

Total liabilities                         54,740,127                                    41,327,337
Shareholders' equity                       6,422,519                                     4,275,161
                                          ----------                                    ----------

Total liabilities and
  shareholders' equity                   $61,162,646                                   $45,602,498
                                          ==========                                    ==========



         The following table presents the changes in net interest income for the years ended December 31, 1994 and 1993:

                                1994 VERSUS 1993
                     INCREASE (DECREASE) DUE TO CHANGES IN

                                                       Average Volume         Average Rate            Total
                                                       --------------         ------------            -----
 Interest Income
   Interest bearing deposits in
     financial institutions                              $      (551)         $    47,871        $    47,320

   U.S. Treasury and agency
     securities                                              (94,659)             (50,536)          (145,195)

   Federal funds sold                                         38,998              100,793            139,791
   Loans                                                   1,659,906             (309,874)         1,350,032
                                                          ----------              -------          ---------

 Total interest income                                     1,603,694             (211,746)         1,391,948
                                                          ----------              -------          ---------
 Interest expense

   Interest bearing demand deposits                           38,707               10,469             49,176

   Savings deposits                                           (1,827)              (1,125)            (2,952)
   Time deposits                                             375,946              (69,098)           306,848

   Federal funds purchased and other
     borrowed funds                                           11,075                                  11,075
                                                          ----------              -------          ---------
 Total interest expense                                      423,901              (59,754)           364,147
                                                          ----------               ------          ---------

 Net interest margin                                   $   1,179,793           $ (151,992)        $1,027,801
                                                          ==========              =======          =========


                                1993 VERSUS 1992
                     INCREASE (DECREASE) DUE TO CHANGES IN


                                                       Average Volume         Average Rate            Total
                                                       --------------         ------------            -----
 Interest Income

   Interest bearing deposits in
     financial institutions                              $     5,133           $ (  1,735)         $   3,398

   U.S. Treasury and agency
     securities                                              507,273                                 507,273

   Federal funds sold                                        (36,164)            ( 23,152)           (59,316)

   Loans                                                     750,748             (551,010)           199,738
                                                           ---------              -------            -------
 Total interest income                                     1,226,990             (575,897)           651,093
                                                           ---------              -------            -------

 Interest expense
   Interest bearing demand deposits                          114,730             ( 98,866)            15,864

   Savings deposits                                           57,705             (  6,727)            50,978

   Time deposits                                             206,265             (127,238)            79,027
                                                           ---------              -------            -------

 Total interest expense                                      378,700             (232,831)           145,869
                                                           ---------              -------            -------

 Net interest margin                                     $   848,290          $ ( 343,066)         $ 505,224
                                                           =========             ========            =======


         Changes which are attributed in part to volume and in part to rate are allocated in proportion to their relationship to the amounts of changes attributed directly to volume and rate.

CURRENT TRENDS AND UNCERTAINTIES

         The main office of the Bank is located in Angelina County, Texas. During 1994 Angelina County experienced growth in the construction, manufacturing, retail and service sectors of the local economy. The prior ten years have shown growth trends in these sectors, ranging from 1.4% per year in the construction sector up to 11.6% per year in the service sector. The only sector which experienced negative growth in the last ten years in Angelina County is the wholesale sector, at (3.8%) per year.

         The Wells, Chester and Kennard branches of the Bank are located in counties adjacent to Angelina County. These economies have also been positively impacted by the growth experienced in the Lufkin area, in part because a number of local residents commute to work in the Lufkin area. Per capita income for the Lufkin area has grown by 30.0% from 1987 to 1992. The local economy in which the Hurst branch of the Bank is located, in the Fort Worth-Dallas area, has experienced per capita income growth at a rate of 31.2%, while the local economy in which the Whitesboro branch is located has experienced per capita income growth of 25.8% in the same period.

         Economic trends and other developments could adversely affect the Company's operations. Only the Hurst branch has experienced recent lay-offs in its local area. Carswell Air Force Base has closed; however, it has reopened as Carswell Naval Air Station. As the repercussions of area lay-offs, both directly on affected workers and indirectly on area businesses, make themselves fully felt, the Bank could experience increased loan delinquencies and losses, decreased loan demand, decreased deposit growth and other symptoms of a depressed local economy.

         The Company may be affected by other uncertainties. Regulatory changes may increase the Company's cost of doing business or otherwise impact it adversely.

LIQUIDITY

         The Bank's investment securities portfolio, including federal funds sold, and its cash and due from bank deposit balances serve as the primary sources of liquidity. At December 31, 1994, 8.6% of the Bank's interest bearing liabilities were in the form of time deposits of $100,000 and over. Substantially all of such large deposits were obtained from the Bank's market area, and none were obtained through brokers. Management believes these deposits to be a stable source of funds. However, if a large number of these time deposits matured at approximately the same time and were not renewed, the Bank's liquidity could be adversely affected. Currently, the maturities of the Bank's large time deposits are spread throughout the year, with 38.5% maturing in the first quarter of 1995, 19.7% maturing in the second quarter of 1995, 39.3% maturing in the second half of 1995, and the remaining 2.5% maturing thereafter, and the Bank monitors those maturities in an effort to minimize any adverse effect on liquidity. The Bank is limited through regulatory commitments from using brokered funds without prior approval.

         The Company raised approximately $2,314,772 during 1994, $852,000 during 1993, and $779,000 during 1992 through the sale, in private offerings and incentive stock option exercises, of the Company's Common Stock. Management anticipates that future registered and private offerings of the Company's Common Stock may be used to raise additional capital, especially if and when the regulatory capital requirements with which the Bank must comply necessitate the injection of additional capital by the Company into the Bank. Failure to raise such additional capital could adversely impact the growth of the Bank or result in its failure to comply with applicable regulatory capital requirements, which could necessitate a reduction in the volume of assets and deposits of the Bank. Such reductions could adversely affect the Bank's earnings and liquidity.

         In the longer term, the liquidity of the Company and its ability to meet its cash obligations will depend substantially on its receipt of dividends from the Bank, which are limited by banking statutes and regulations. See "Item 5. Market for Registrant's Common Equity and Related Stockholder Matters
- - Dividends." At December 31, 1994 the Bank had retained earnings of approximately $838,000 which is included in the consolidated accumulated deficit.

CAPITAL RESOURCES

         The Company's shareholders' equity at December 31, 1994 was $8,065,681, compared to $5,280,988 at December 31, 1993. The growth in equity has been the result of the sale of Common Stock by the Company. The Company had consolidated income of $472,760 for the year ended December 31, 1994. There can be no assurance that the Company can continue to operate profitably in the future and failure to operate profitably would have a material adverse effect on the Company.

         As of December 31, 1994 the Bank is expected to meet a minimum risk-based capital ratio to risk-weighted assets ratio of 8%, of which at least one-half (or 4%) must be in the form of Tier 1 (core) capital. The remaining one-half (or 4%) may be either in the form of Tier 1 (core) or Tier 2 (supplementary) capital. The amount of loan loss allowances that may be included in capital is limited to 1.25% of risk-weighted assets. The ratio of Tier 1 (core) and the combined amount of Tier 1 (core) and Tier 2 (supplementary) capital to risk-weighted assets for the Bank were 10.13% and 11.17%, respectively, at December 31, 1994, and 11.37% and 12.57%, respectively, at December 31, 1993. The Bank is currently, and expects to continue to be, in compliance with these guidelines. See "Item 1. Business - Supervision and Regulation: Capital Adequacy Guidelines."

         While the Company believes it has sufficient financing for its working capital needs until the end of its 1995 fiscal year, the Company is considering acquiring banks in addition to the four banks acquired in 1993 and 1994. There can be no assurance that the Company's present capital and financing will be sufficient to finance future operations thereafter. If the Company sells additional shares of Common Stock to raise funds, the terms and conditions of the issuances and any dilutive effect may have an adverse impact on the existing stockholders. If additional financing becomes necessary, there can be no assurance that such financing can be obtained on satisfactory terms. In this event, the Company could be required to restrict its operations.

         The FRB has announced a policy sometimes known as the "source of strength doctrine" that requires a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. The FRB has interpreted this requirement to require that a bank holding company, such as the Company, stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity. The FRB has stated that it would generally view a failure to assist a troubled or failing subsidiary bank in these circumstances as an unsound or unsafe banking practice or a violation of Regulation Y or both, justifying a cease and desist order or other enforcement action, particularly if appropriate resources are available to the bank holding company on a reasonable basis. The requirement that a bank holding company, such as the Company, make its assets and resources available to a failing subsidiary bank could have an adverse effect upon the Company and its stockholders.

EFFECTS OF INFLATION

         A financial institution's asset and liability structure is substantially different from that of an industrial company, in that virtually all assets and liabilities are monetary in nature, and, therefore, the Company's operations are not affected by inflation in a material way. Other factors, such as interest rates and liquidity, exert greater influence on a bank's performance than does inflation. The effects of inflation, however, can magnify the growth of assets in the banking industry. If significant, this would require that equity capital increase at a faster rate than would otherwise be necessary.

ASSET/LIABILITY MANAGEMENT

         The objective of asset/liability management is to manage interest-sensitive assets and liabilities to maintain positive net interest margins, regardless of changes in market interest rates. Interest sensitive assets and liabilities, including both variable or adjustable rate instruments or fixed rate instruments approaching maturity, are subject to repricing immediately or in the near term. An interest rate sensitivity gap arises when interest rates on assets change in a different time period from that of interest rates on liabilities. The interest rate sensitivity gap is the difference between total interest-sensitive assets and total interest-sensitive liabilities. If the interest rate sensitivity gap is positive during a period of rising interest rates or negative during a period of declining interest rates, net interest income will tend to increase. Conversely, if the interest rate sensitivity gap is negative during a period of rising interest rates or positive during a period of declining interest rates, net interest income will tend to decrease. The greater the gap, the greater the effect declining or rising interest rates will have on net interest income. If the gap is closed or matched, the effect on net interest income due to interest rate movements is reduced.

         The following table presents the repricing opportunities for the Company's interest earning assets and interest bearing liabilities at December 31, 1994:

                                                3 months          6 months         1 year
                                3 months           to                to              to            Over
                                or less         6 months           1 year          5 years        5 years        Total
                                -------         --------           ------          -------        -------        -----
Interest earning assets:
  Interest bearing
   deposits in financial
   institutions                $    99,000     $     95,000      $   290,000     $ 1,040,188                   $1,524,188
  Investment securities          1,477,456        1,788,772        3,231,038       7,082,145     $5,924,843    19,504,254
  Federal funds sold             7,265,000                                                                      7,265,000
  Loans                         22,567,462       16,414,413       15,482,544       7,519,177      2,679,754    64,663,350
                                ----------       ----------       ----------       ---------      ---------   -----------

Interest earning assets         31,408,918       18,298,185       19,003,582      15,641,510      8,604,597    92,956,792
                                ----------       ----------       ----------      ----------      ---------    ----------

Interest bearing
  liabilities:
  Interest bearing demand
    deposits                    24,961,830                                                                     24,961,830
  Savings deposits               4,913,651                                                                      4,913,651
  Time deposits                 17,731,144       10,897,343       19,022,104       2,309,867                   49,960,458
  Notes payable                                   1,750,000                                                     1,750,000
                                ----------       ----------       ----------      ----------      ---------   -----------

Interest bearing
  liabilities                   47,606,625       12,647,343       19,022,104       2,309,867                   81,585,939
                                ----------       ----------       ----------      ----------      ---------   -----------

Period interest sensitive
  gap                         $(16,197,707)     $ 5,650,842      $(   18,522)    $13,331,643    $8,604,597     11,370,853
                                ==========        =========        =========      ==========     ==========    ==========

Cumulative interest
  sensitive gap                (16,197,707)    $(10,546,865)    $(10,565,387)    $ 2,766,256     11,370,853    11,370,853
                                ==========       ==========       ==========       =========     ==========    ==========

Cumulative gap as a
  percent of total assets           (15.8%)          (10.3%)          (10.3%)           2.7%          11.1%         11.1%

Cumulative interest-
  sensitive assets as
  percent of cumulative
  interest-sensitive
  liabilities                        66.0%            82.5%            86.7%          103.4%         113.9%        113.9%


         The preceding table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of various assets and liabilities is discretionary and is subject to competitive and other pressures. Currently, the Bank is holding approximately $2,987,000 in mortgage backed securities. Although the mortgage backed securities have a stated maturity greater than five years, it is not uncommon for mortgage backed securities to fully pay down well ahead of stated maturities. As a result, assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times and at different rate levels.

         The operating income and net income of the Bank depend, to a substantial extent, on "rate differentials," i.e., the differences between the income the Bank receives from loans, securities and other earning assets, and the interest expense it pays to obtain deposits and other liabilities. These rates are highly sensitive to many factors which are beyond the control of the Bank, including general economic conditions and the policies of various governmental and regulatory authorities.

RATIOS

         The following are various ratios for the Company for the years ended December 31, 1994 and 1993:

                                                                              1994             1993
                                                                              ----             ----
 Return on average assets                                                     0.8%             0.8%
 Return on average equity                                                     7.4%             8.7%
 Dividend payout ratio on Common Stock                                        N/A              N/A
 Average equity to average assets                                            10.5%             9.4%

RECENT ACCOUNTING PRONOUNCEMENTS

         Statement of Financial Accounting Standards 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"), requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS 114 becomes effective for fiscal years beginning after December 15, 1994. The Company expects no material effect from the adoption of SFAS 114.

LOAN PORTFOLIO

         The following table describes the composition of loans by major categories outstanding at December 31, 1994 and 1993:

                                                               1994                                     1993
                                                  ----------------------------------         --------------------------------
                                                                            Percent                                   Percent
                                                      Amount                of Total              Amount              of Total
                                                      ------                --------              ------              --------
       Loans, net of unearned interest:

         Insurance premium
           financing                            $  20,496,562                 31.7%           $ 14,209,177              44.9%

         Commercial loans                          13,205,698                 20.4%              5,198,223              16.5%

         Installment loans                         10,968,948                 17.0%              7,961,350              25.2%

         Real estate loans                         17,297,636                 26.8%              1,878,030               5.9%

         Medical claims
           receivable                               2,694,506                  4.1%              2,379,482               7.5%
                                                  -----------                -----              ----------            ------

       Total loans                                 64,663,350                100.0%             31,626,262             100.0%
                                                                             =====                                    ======

       Less:  Allowance for
         loan losses                             (    697,948)                                 (   401,227)
                                                  -----------                                   ----------

       Total net loans                           $ 63,965,402                                 $ 31,225,035
                                                   ==========                                   ==========


         The concentration of insurance premium financing loans may expose the Bank to greater risk of loss than would a more diversified loan portfolio. These requirements may also limit the growth of the Bank and, therefore, could have a material adverse effect on the Bank.

         As of December 31, 1994 and 1993 commitments of the Bank under standby letters of credit and unused lines of credit totaled approximately $2,425,000 and $1,453,000, respectively.

         Final loan maturities (including floating rate loans reset to market interest rates) of the total loan portfolio, before unearned income, as of December 31, 1994 were:

                                                               One
                                            Within           Year to           After
                                              One             Five              Five
                                             Year             Years            Years             Total
                                             ----             -----            -----             -----
Final Loan Maturities/Floating Rates
Reset:
  Insurance premium financing               $20,496,562                                         $20,496,562
  Commercial loans                           13,205,698                                          13,205,698
  Installment loans                           4,567,348      $ 6,401,600                         10,968,948
  Real estate loans                          13,520,841        3,776,795                         17,297,636
  Medical claims receivable                   2,694,506                                           2,694,506
                                             ----------       ----------       ----------        ----------
         Total                              $54,484,955      $10,178,395      $                 $64,663,350
                                             ==========       ==========       ==========        ==========


         Rate sensitivities of the total loan portfolio as of December 31, 1994 are as follows:

                                                       One Year             After
                                      Within           to Five              Five
                                     One Year           Years              Years                   Total
                                     --------           -----              -----                   -----
Fixed rate                        $36,590,720         $10,053,943                               $46,644,663
Variable rate                      17,811,235             124,452                                17,935,687
Nonaccrual                             83,000                                                        83,000
                                   ----------           ---------          ---------             ----------
Total                             $54,484,955         $10,178,395         $                     $64,663,350
                                   ==========          ==========          =========             ==========


NONPERFORMING ASSETS

         It is the policy of the Bank not to renegotiate the terms of a loan simply because of a delinquent status. Rather, a loan is generally transferred to a nonaccrual status if it is not in the process of collection and is delinquent in payment of either principal or interest beyond ninety (90) days.

         Interest income which would have been recorded on nonaccrual loans in 1994 and 1993, had they been on an accrual status, was approximately $8,000 and $4,000, respectively.

         The following table summarizes nonperforming assets by category as of December 31, 1994 and 1993:

                                                                           1994                 1993
                                                                           ----                 ----
Nonaccrual loans                                                         $83,000              $48,113
Loans 90 days past due and still
accruing interest                                                         38,432               46,124
                                                                         -------              -------
Total nonperforming loans                                                121,432               94,237
Other real estate owned and other assets                                 121,359               34,676
                                                                         -------              -------
Total nonperforming assets                                              $242,791             $128,913
                                                                         =======              =======


         The classification of a loan on nonaccrual status does not necessarily indicate that the principal is uncollectible, in whole or in part. A determination as to collectibility is made by management of the Bank on a case-by-case basis. The Bank considers both the adequacy of the collateral and the other resources of the borrower in determining the steps to be taken to collect non-accrual loans. The final determination as to these steps is made on a case-by-case basis. Alternatives that are considered are foreclosure, collecting on guarantees, restructuring the loan or collection lawsuits.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

         The amount of the provision for loan losses is based on periodic (not less than quarterly) evaluations of the loan portfolio, with particular attention directed toward nonperforming and other potential problem loans. During these evaluations, consideration is given to such factors as: management's evaluation of specific loans; the level and composition of nonperforming loans; historical loss experience; results of examinations by regulatory agencies; an asset review process; the market value of collateral; the strength and availability of guaranties; concentrations of credits; and other judgmental factors. The Company determines separate general allowances for insurance premium financing and non-insurance premium financing loans. The Company's loss experience on insurance premium finance lending was adversely affected during the second half of 1991 by the failure of a non-Best's rated insurance company and certain charge-offs directed by regulatory authorities. The Company has implemented certain changes in its lending policies and procedures with respect to insurance premium finance lending which have reduced the maximum concentration by insurance carrier except as approved by the Company and also reduced the amount of loans secured by unearned premiums of insurance policies written by non-rated carriers. See "Item 1. Business - Insurance Premium Financing." As a result of these changes in loan policy and recoveries of previously charged-off insurance premium financing loans, the Company's historical loss factor on insurance premium financing loans has improved from 0.15% in 1993 to 0% in 1994. Management believes that all known losses in the portfolio have been provided for; however, loan losses different from the allowance provided by the Company are likely, and loan losses in excess of the allowance for loan losses are possible. Loan losses in excess of the amount of the allowance could and probably would have a material adverse effect on the financial condition of the Company.

         The provision taken in 1994, 1993 and 1992 was $106,899, $90,584 and
$299,555, respectively, as compared to annual gross charge-offs for 1994, 1993 and 1992 of $212,266, $247,774 and $672,313, respectively. The recoveries for these same periods were $61,256, $161,713 and $354,280, respectively. The positive trend in charge-offs and the overall quality improvements seen within the loan portfolio (i.e. insurance premium finance loans have been increasing the volume of loans on A rated insurance companies) have necessitated lower provisions than in the past. Recoveries have been reducing in response to lower charge-offs. The recoveries are a direct result of management's collection efforts. Insurance premium financing had charge-offs of $1,710 and recoveries of $2,488 in 1994, and charge-offs of $19,380 and recoveries of $71,790 in 1993. The recoveries associated with insurance premium financing are the result of management's collection efforts as well as the underlying unearned premiums securing the charged-off loans. Collections have surpassed charge-offs in recent years as a result of collections on loans charged-off in 1992.

         The following table sets forth an analysis of the allowance for loan losses for the years ended December 31, 1994 and 1993:

                                                                         1994                  1993
                                                                         ----                  ----
 Beginning Balance                                                 $   401,227            $   324,728
                                                                    ----------             ----------
 Charge-Offs:
   Commercial loans                                                    (41,537)              ( 48,681)

   Installment loans                                                  (163,669)              (179,713)

   Real estate loans                                                    (5,350)                     0

   Insurance premium finance                                       (     1,710)              ( 19,380)
                                                                    ----------                -------

 Total Charge-offs                                                 (   212,266)              (247,774)
                                                                    ----------                -------
 Recoveries:

   Commercial loans                                                     15,698                  1,412

   Installment loans                                                    43,070                 88,511

   Real estate loans                                                         0                      0

   Insurance premium finance                                             2,488                 71,790
                                                                    ----------             ----------

 Total recoveries                                                       61,256                161,713
                                                                    ----------             ----------

 Net Charge-offs                                                      (151,010)              ( 86,061)

 Bank Acquisition                                                      340,832                 71,976

 Provision for loan losses                                             106,899                 90,584
                                                                    ----------             ----------

 Ending Balance                                                    $   697,948            $   401,227
                                                                    ==========             ==========

 Period end total loans, net of unearned interest                  $64,663,350            $31,626,262
                                                                    ==========             ==========

 Average loans                                                     $40,136,926            $26,008,833
                                                                    ==========             ==========

 Ratio of net charge-offs to average loans                                 0.4%                   0.3%
                                                                         =====                  =====
 Ratio of provision for loan losses to average loans
                                                                           0.3%                   0.4%
                                                                         =====                  =====

 Ratio of allowance for loan losses to ending
 total loans                                                               1.1%                   1.3%
                                                                         =====                  =====
 Ratio of allowance for loan losses to total
 nonperforming loans                                                     574.8%                 425.8%
                                                                         =====                  =====

 Ratio of allowance for loan losses to total
 nonperforming assets                                                    287.5%                 311.2%
                                                                         =====                  =====


ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

         The following table sets forth an allocation of the allowance for loan losses among categories as of December 31, 1994 and 1993. Management believes that any allocation of the allowance for loan losses into categories lends an appearance of precision which does not exist. The allowance is utilized as a single unallocated allowance available for all loans. The following allocation table should not be interpreted as an indication of the specific amounts or the relative proportion of future charges to the allowance. Such a table is merely a convenient device for assessing the adequacy of the allowance as a whole.
The following allocation table has been derived by applying a general allowance to the portfolio as a whole, in addition to specific allowance amounts for internally classified loans. In retrospect, the specific allocation in any particular category may prove excessive or inadequate and consequently may be reallocated in the future to reflect the then current condition. Accordingly, the entire allowance is available to absorb losses in any category.

                                                 1994                                      1993
                                      ---------------------------               ---------------------------
                                                 Percent of Loans                          Percent of Loans
                                                  by Category to                            by Category to
                                                  Loans, Net of                             Loans, Net of
                                      Amount     Unearned Income                Amount     Unearned Income
                                      ------     ---------------                ------     ---------------
   Insurance premium
     financing loans                $136,326            19.5%                 $176,540            44.0%
   Commercial loans                  181,669            26.0%                   92,282            23.0%
   Installment loans                 224,697            32.2%                  109,535            27.3%
   Real estate loans                 155,256            22.3%                   22,870             5.7%
                                     -------           -----                   -------           -----
          Total                     $697,948           100.0%                 $401,227           100.0%
                                     =======           =====                   =======           =====


         The allowance allocated to real estate loans did increase significantly during 1994. The level of real estate loans out-standing on December 31, 1993 was $1,878,030 as compared to the level outstanding on December 31, 1994 of $17,297,636 which translates into an increase in real estate loans of 821.5%. The volume increase in real estate loans has necessitated an increase in the allocation both in amount and percentage of the allocation. This increase in volume of real estate loans and the performance of the insurance premium finance loans has reduced the amount necessary and percentage of the allowance allocated to the insurance premium finance loans.

INVESTMENT PORTFOLIO

         Management determines the appropriate classification of securities at the time of purchase. If the securities are purchased with the positive intent and ability to hold the securities to maturity, they are classified as held-to-maturity and carried at amortized historical cost. Securities to be held for indefinite periods of time are classified as available-for-sale and are carried at fair value. The adjusted carrying value of a specific security sold is used to compute the gain or loss on its sale.

         Prior to the acquisition of the bank in Whitesboro, Texas, all investment securities were classified as held-to-maturity with the exception of the Federal Reserve Bank stock which was classified as available-for-sale. During 1994, the Bank's investment portfolio increased by $14,575,690 as a result of the acquisition of the bank in Whitesboro. At the time of acquisition, $4,744,575 was classified as held-to-maturity and $9,831,115 was classified as available-for-sale. As of December 31, 1994, the net unrealized loss on the available-for-sale securities was $4,301. Proceeds from sales of held-to-maturity investment securities during the twelve months ended December 31, 1994 were $500,000. These securities were sold within ninety (90) days of the call date and were expected to be called.

         The amortized cost of the held-to-maturity securities was $9,541,045 as compared to their estimated market value of $9,351,075 on December 31, 1994. The unrealized loss on the held-to-maturity securities was $189,970 and will not be realized since management has the intent and the ability to hold these securities to maturity. The securities within the available-for-sale classification had an amortized cost of $9,967,510 and an estimated market value of $9,963,209 on December 31, 1994. The unrealized loss in the available-for-sale securities was $4,301 as of December 31, 1994. These unrealized losses are the result of interest rate movements during 1994 and other market forces, and would be realized in part or in whole if some or all of the available-for-sale securities were sold and no changes in the respective market values occurred.

         The mortgage backed securities held by the Bank include $1,108,583 fixed rate and $559,883 variable rate as held-to-maturity. The held-to-maturity mortgage backed securities are stated at cost, adjusted for amortization of premiums and accretion of fees and discounts using a method that approximates a level yield. The available-for-sale mortgage backed securities includes $252,796 fixed rate mortgage backed securities and $65,308 variable rate mortgage backed securities. The available-for-sale securities are carried at fair value.

         The following tables describe the composition of investments by major category and maturity at December 31, 1994:

                                                          Held-to-                       Available-
                                                          Maturity                        for-Sale
                                                          --------                        --------
U.S. Treasury Notes                                      $2,123,659                      $1,959,773
U.S. Government Agencies                                  2,668,466                       7,702,661
State and County Municipal Securities                     4,748,920
Federal Reserve Bank Stock                                                                  280,850
Other Investments                                                                            19,925
                                                         ----------                      ----------

                    Total                                $9,541,045                      $9,963,209
                                                         ==========                      ==========

                                                          Maturing or Repricing
                                 --------------------------------------------------------------------------
                                   After 1 Year               After 5 Years but
                                    to 5 Years                 Within 10 Years             After 10 Years
                                 ------------------            ----------------           -----------------
                                 Amount       Yield            Amount     Yield           Amount      Yield
                                 ------       -----            ------     -----           ------      -----
Held-to-Maturity
- ----------------
U.S. Treasury Notes               2,123,659    4.05%
U.S. Government Agencies          1,021,103    4.35%          2,606,346    5.76%          2,121,471   6.09%
Mortgage Backed
  Securities                        127,972    4.11%            533,540    5.85%          1,006,954   6.25%
                                  ---------                   ---------                   ---------
           Total                  3,272,734                   3,139,886                   3,128,425
                                  =========                   =========                   =========

Available-for-Sale
- ------------------

U.S. Treasury Notes               1,861,960    5.95%             97,813    7.35%
U.S. Government Agencies          1,490,544    6.24%          4,377,986    7.51%          1,520,328   7.60%
Mortgage Backed Securities                                                                  318,104   6.25%
Federal Reserve Bank Stock                                                                  280,850
Other Investments                                                                            19,925
                                  ---------                   ---------                   ---------
           Total                  3,352,504                   4,475,799                   2,139,207
           -----                  =========                   =========                   =========

DEPOSITS

         The following table sets forth certain information regarding the Bank's average deposits for the years ended December 31, 1994 and 1993:


                                                  1994                                     1993
                                   ---------------------------------         --------------------------------
                                   Average       Percent      Average       Average       Percent      Average
                                    Amount       of Total    Rate Paid       Amount       of Total    Rate Paid
                                    ------       --------    ---------       ------       --------    ---------
Noninterest bearing demand
deposits                          $ 7,996,860       14.7%          N/A     $ 6,375,876       15.5%          N/A

Interest bearing demand
deposits                           14,680,300       27.0%          1.8%     12,538,376       30.5%          1.9%

Savings deposits                    3,104,155        5.7%          2.5%      3,165,466        7.7%          3.0%

Time deposits                      28,530,396       52.6%          4.0%     19,095,938       46.3%          4.1%
                                   ----------      -----           ---     -----------      -----           ---

  Total average deposits          $54,311,711      100.0%          3.2%    $41,175,656      100.0%          2.7%
                                   ==========      =====           ===      ==========      =====           ===


         The following table sets forth the remaining maturities for time deposits of $100,000 or more at December 31, 1994 and 1993:

               Maturity Range                                         1994                   1993
               --------------                                         ----                   ----
Three months or less                                              $3,054,111             $1,819,520

Three through six months                                           1,562,924              1,811,957

Six through twelve months                                          3,125,847              1,703,158

Over twelve months                                                   200,000                305,099
                                                                   ---------              ---------

         Total                                                    $7,942,882             $5,639,734
                                                                   =========              =========

RELATED PARTY TRANSACTIONS

         In the ordinary course of business, the Bank has loans, deposits and other transactions with its executive officers and directors and businesses with which such persons are associated. It is the Company's policy that all such transactions are entered into on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties. During 1994, the Bank extended loans of $105,000 to director-related companies.

SUBSEQUENT EVENTS

         On January 11, 1995 the Company's Common Stock began trading on the American Stock Exchange, Inc.'s primary list. Trading under the ticker symbol "SRY," the Common Stock opened trading at $6.25 per share.

         On March 9, 1995, the Company signed an agreement with a local financial institution extending the maturity of the short term note to June 7, 1995.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

         The financial statements and supplementary data required to be included in this Item 8 are set forth in Item 14 of this Report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

         The Company has had no changes in accountants or disagreements with its accountants on accounting and disclosure to report under this Item 9.

                                    PART III

ITEM 10.         DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

         This information is incorporated by reference from the Company's definitive Proxy Statement for the Company's 1995 annual meeting for the fiscal year ended December 31, 1994, to be filed no later than April 30, 1995.

ITEM 11.         EXECUTIVE COMPENSATION.

         This information is incorporated by reference from the Company's definitive Proxy Statement for the Company's 1995 annual meeting for the fiscal year ended December 31, 1994, to be filed no later than April 30, 1995.

ITEM 12.         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                 MANAGEMENT.

         This information is incorporated by reference from the Company's definitive Proxy Statement for the Company's 1995 annual meeting for the fiscal year ended December 31, 1994, to be filed no later than April 30, 1995.

ITEM 13.         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         This information is incorporated by reference from the Company's definitive Proxy Statement for the Company's 1995 annual meeting for the fiscal year ended December 31, 1994, to be filed no later than April 30, 1995.

                                    PART IV

ITEM 14.         EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM
                 8-K.

(A)      DOCUMENTS FILED AS PART OF REPORT.

         1.      FINANCIAL STATEMENTS

                                                                                        PAGE

                 The following financial statements of the Company required to be included in Item 8 are filed under Item 14 at the page indicated:

                 Report of Independent Accountants                                      F-1

                 Consolidated Balance Sheets at December 31, 1994 and 1993              F-2

                 Consolidated Statements of Income for the years ended December
                 31, 1994, 1993 and 1992                                                F-3

                 Consolidated Statements of Shareholders' Equity for the years
                 ended December 31, 1994, 1993 and 1992                                 F-4

                 Consolidated Statements of Cash Flows for the years ended
                 December 31, 1994, 1993 and 1992                                       F-5

                 Notes to Consolidated Financial Statements                             F-7


         2.      FINANCIAL STATEMENT SCHEDULES

                 No schedules are required because they are inapplicable or the information is otherwise shown in the financial statements or notes thereto.

         3.      EXHIBITS

         2.01 Reorganization Agreement by and between Bancwell Financial Corp.; Dan W. Brent, Jody Pearson and Joe M. Pearson; Texas Bank, N.A.; and Surety Capital Corporation dated July 23, 1992; and Agreement to Merge Bank of East Texas with and into Texas Bank, N.A. under the Charter of Texas Bank, N.A. and under the Title of Texas Bank, N.A., dated July 23, 1992. (5)

         2.02 Reorganization Agreement by and between Newell Bancshares, Inc.; Dan W. Brent, Jody Pearson and Joe M. Pearson; Texas Bank, N.A.; and Surety Capital Corporation dated July 23, 1992; and Agreement to Merge First State Bank with and into Texas Bank, N.A. under the Charter of Texas Bank, N.A. and under the Title of Texas Bank, N.A., dated July 23, 1992. (5)

         2.03 Reorganization Agreement by and between The Farmers Guaranty State Bank of Kennard; Dr. Frank A. Smith, III; Surety Bank, National Association; and Surety Capital Corporation dated February 4, 1994; and Agreement to Merge The Farmers Guaranty State Bank of Kennard with and into Surety Bank, National Association under the Charter of Surety Bank, National Association and under the Title of Surety Bank, National Association, dated February 4, 1994.
                     (8)

         2.04        Reorganization Agreement between First National Bank;
                     Lloyd W. Butts, D. C. Degan, Norman Denton, Murriel Gilbreath, Robert S. Light, and Joe B. Turner, Jr.; Surety Bank, National Association; and Surety Capital Corporation, dated May 24, 1994; and Agreement to Merge between Surety Bank, National Association, First National Bank and joined in by the Shareholders and Surety Corporation, dated May 24, 1994. (9)

         3.01        Certificate of Incorporation of the Company. (1) (3.01)

         3.02 Amendment to the Certificate of Incorporation, dated April 8, 1987. (2) (3.02)

         3.03 Certificate of Amendment to the Company's Certificate of Incorporation, as filed with the Delaware Secretary of State on April 4, 1988. (3) (3.04)

         3.04 Amendment to the Certificate of Incorporation, dated June 14, 1993. (8)

         3.05        Restated Bylaws of the Company.*

         4.01        Form of Common Stock Certificate (Specimen). (8)

         4.02 Certificate of Elimination of Series of Shares of Preferred Stock of the Company, as filed with the Delaware Secretary of State on January 31, 1992. (6) (4.04)

         10.01 Letter from Federal Reserve Bank to the Company, dated November 30, 1989, regarding commitments of the Company concerning acquisition of Texas National Bank, Lufkin, Texas. (4) (10.12); as amended by Letter from the Federal Reserve Bank to the Company, dated March 19, 1993. (7)

         10.02 Agreement between Equity Bank for Savings, F.A. and Texas Bank, N.A. regarding credit cards services, dated August 5, 1991; and letter from Equity Bank for Savings, F.A. waiving requirement for ratification by its board of directors, dated August 12, 1991. (5)

         10.03 Agreement by and between Texas Bank, N.A. and Providers Funding Corporation regarding medical services factoring arrangements, dated March 13, 1990. (5)

         10.04       Form of Providers Funding Corporation factoring agreement.
                     (5)

         10.05       Surety Capital Corporation 1988 Incentive Stock Option
                     Plan. (6)

         10.06 Lease Agreement between Precinct Campus, Inc., as landlord, and Surety Capital Corporation, as tenant, regarding offices located in Hurst, Texas, dated February 14, 1994. (8)

         10.07 Form of Change in Control Agreements entered into between Surety Capital Corporation and C. Jack Bean, Bobby W. Hackler and G. M. Heinzelmann, III, dated August 16, 1994.*

         10.08 Letter Loan Agreement by and between Surety Capital Corporation, as borrower, and Overton Bank and Trust, N.A., as lender, dated December 9, 1994; Promissory Note in the original principal amount of $1,750,000; Pledge Agreement; Guaranty Agreement executed by C. Jack Bean; and renewal promissory note dated March 9, 1995.*

         10.09 Subscription Agreement between Surety Capital Corporation and John Hancock Bank & Thrift Opportunity Fund, dated December 8, 1994.*

         10.10 Form of Contingent Stock Right for Shares of Common Stock of Surety Capital Corporation issued in connection with the December 1994 private placement of shares of common stock of Surety Capital Corporation.*

         10.11 Form of Contingent Stock Right for Shares of Common Stock or Other Securities of Surety Capital Corporation issued in connection with the December 1994 private placement of shares of common stock of Surety Capital Corporation.*

         10.12       Surety Capital Corporation 1995 Incentive Stock Option
                     Plan.*

         10.13 401(k) Plan for Employees of Surety Bank, National Association, effective October 1, 1993; and Amendment No. 1 dated February 14, 1994.*

         21          Subsidiaries of the Company.*

         23          Consent of Coopers & Lybrand, L.L.P.*

         24      Power of Attorney.*

_______________
         (1) Filed with Registration Statement No. 33-1983 on Form S-1 and incorporated by reference herein.

         (2) Filed with the Company's Form 10-K dated October 31, 1987 and incorporated by reference herein.

         (3) Filed with the Company's Form 10-Q for the quarter ended April 30, 1988 and incorporated by reference herein.

         (4) Filed with the Company's Form 10-K dated December 31, 1989 and incorporated by reference herein.

         (5) Filed with Registration Statement No. 33-44893 on Form S-3 and incorporated by reference herein.

         (6) Filed with the Company's Form 10-K dated December 31, 1991 and incorporated by reference herein.

         (7) Filed with the Company's Form 10-K dated December 31, 1992 and incorporated by reference herein.

         (8) Filed with the Company's Form 10-K dated December 31, 1993 and incorporated by reference herein.

         (9) Filed with the Company's Current Report on Form 8-K dated December 8, 1994 and incorporated by reference herein.

          *      Filed herewith.

(B)      REPORTS ON FORM 8-K.

         On June 15, 1994 the Company filed a current report on Form 8-K with the Securities and Exchange Commission to report that as of the close of business on May 31, 1994 the Company and its subsidiary, Surety Bank, National Association, had consummated the merger of The Farmers Guaranty State Bank of Kennard, a Texas banking association located in Kennard, Texas, with and into Surety Bank, National Association.

         On December 20, 1994 the Company filed a current report on Form 8-K with the Securities and Exchange Commission to report that as of the close of business on December 8, 1994 the Company and its subsidiary, Surety Bank, National Association, had consummated the merger of First National Bank, a national banking association located in Whitesboro, Texas, with and into Surety Bank, National Association. This filing was amended on February 6, 1995.

         On January 17, 1995 the Company filed a current report on Form 8-K with the Securities and Exchange Commission to report that as of the open of trading on January 11, 1995, the Company's common stock began trading on the American Stock Exchange, Inc.'s primary list under the symbol "SRY."

(C)      EXHIBITS REQUIRED BY ITEM 601 OF REGULATION S-K.

         The exhibits listed in Part IV, Item 14(a)(3) of this report, and not incorporated by reference to a separate file, are included after "Signatures," below.

(D) FINANCIAL STATEMENT SCHEDULES REQUIRED BY REGULATION S-X. (INCLUDED UNDER PART IV, ITEM 14(A)(2)).

         All schedules are omitted because they are not required, inapplicable or the information is otherwise shown in the financial statements or notes thereto.

                                   SIGNATURES


         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           SURETY CAPITAL CORPORATION



Date:  March 28, 1995                      By: /s/ C. Jack Bean
                                              --------------------------------
                                              C. Jack Bean, Chairman of
                                              the Board and Chief Executive
                                              Officer

         Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities indicated on this 28th day of March, 1995.

                  SIGNATURE                                                TITLE
                  ---------                                                -----

 /s/ C. Jack Bean                                                  Chairman of the Board
 ----------------------------------------------------              and Director (Principal
 C. Jack Bean                                                      Executive Officer)

 *                                                                 President and Director
 ----------------------------------------------------
 G. M. Heinzelmann, III

 /s/ Bobby W. Hackler                                              Vice President, Secretary and Chief
 ----------------------------------------------------              Financial Officer (Principal Accounting
 Bobby W. Hackler                                                  Officer)

 *                                                                 Director
 ----------------------------------------------------
 William B. Byrd

 *                                                                 Director
 ----------------------------------------------------
 Joseph S. Hardin

 *                                                                 Director
 ----------------------------------------------------
 Michael L.Milam

 *                                                                 Director
 ----------------------------------------------------
 Garrett Morris

 *                                                                 Director
 ----------------------------------------------------
 Cullen W. Turner

 *By: /s/ C. Jack Bean
     ------------------------------------------------
     C. Jack Bean, as Attorney-
     in-Fact for each of the
     persons indicated

                       REPORT OF INDEPENDENT ACCOUNTANTS




Board of Directors and Shareholders
Surety Capital Corporation
Fort Worth, Texas


We have audited the accompanying consolidated balance sheets of Surety Capital Corporation as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Surety Capital Corporation as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, Surety Capital Corporation changed its method of accounting for investment securities and income taxes in 1994 and 1993, respectively.



/s/ COOPERS & LYBRAND L.L.P.

Fort Worth, Texas
January 27, 1995, except as to the information presented in Note 7, for which the date is March 8, 1995

                           SURETY CAPITAL CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1994 and 1993

                                     ASSETS

                                                                                         1994                  1993
                                                                                         ----                  ----
Assets:
    Cash and due from banks                                                          $  3,929,360          $ 2,436,487
    Federal funds sold                                                                  7,265,000            4,450,000
                                                                                     ------------          -----------

            Cash and cash equivalents                                                  11,194,360            6,886,487

    Interest bearing deposits in financial institutions                                 1,524,188              648,000
    Investment securities                                                              19,504,254            8,218,029
    Net loans                                                                          63,965,402           31,225,035
    Premises and equipment, net                                                         2,393,601            1,304,845
    Accrued interest receivable                                                           623,737              161,470
    Other real estate and repossessed assets                                              121,359               34,676
    Net deferred tax asset                                                                135,774
    Other assets                                                                          316,117              115,128
    Excess of cost over fair value of net assets acquired,
       net of accumulated amortization of $175,240 and
       $124,039 at December 31, 1994 and 1993, respectively                             2,515,519              442,588
                                                                                     ------------          -----------

            Total assets                                                             $102,294,311          $49,036,258
                                                                                     ============          ===========


                                                 LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
    Demand deposits                                                                  $ 12,191,183          $ 7,311,674
    Savings, NOW and money markets                                                     29,875,481           17,040,843
    Time deposits, $100,000 and over                                                    7,942,882            5,639,734
    Other time deposits                                                                42,017,576           13,603,668
                                                                                     ------------          -----------

            Total deposits                                                             92,027,122           43,595,919

    Note payable                                                                        1,750,000
    Accrued interest payable and other liabilities                                        451,508              159,351
                                                                                     ------------         ------------

            Total liabilities                                                          94,228,630           43,755,270
                                                                                     ------------          -----------

Commitments and contingent liabilities (Notes 8 and 15)

Shareholders' equity:
    Common stock, $.01 par value, 20,000,000 shares authorized,
       3,040,829 and 2,273,487 shares issued and outstanding
       at December 31, 1994 and 1993, respectively                                         30,408               22,734
    Additional paid-in capital                                                          8,113,214            5,806,116
    Deficit                                                                               (75,102)            (547,862)
    Unrealized loss on available-for-sale securities                                       (2,839)
                                                                                   --------------      ---------------

            Total shareholders' equity                                                  8,065,681            5,280,988
                                                                                    -------------          -----------

              Total liabilities and shareholders' equity                             $102,294,311          $49,036,258
                                                                                     ============          ===========



                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                           SURETY CAPITAL CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
              for the years ended December 31, 1994, 1993 and 1992



                                                                     1994                1993                 1992
                                                                     ----                ----                 ----
Interest income:
    Commercial and real estate loans                             $1,422,911          $1,034,793           $  774,203
    Consumer loans                                                1,059,188             966,458              858,543
    Insurance premium financing                                   2,172,038           1,302,854            1,471,226
    Federal funds sold                                              302,621             162,830              222,146
    Investment securities and interest bearing deposits             430,251             528,126               17,455
    Other interest income                                                                                        395
                                                              -------------      --------------         ------------

      Total interest income                                       5,387,009           3,995,061            3,343,968
                                                              -------------      --------------         ------------

Interest expense:
    Savings, NOW and money markets                                  353,123             306,899              240,057
    Time deposits, $100,000 and over                                362,700             198,151              207,547
    Other time deposits                                             760,833             618,534              530,111
    Other interest expense                                           11,075
                                                              -------------      --------------         ------------

      Total interest expense                                      1,487,731           1,123,584              977,715
                                                              -------------      --------------         ------------

         Net interest income before provision for loan losses     3,899,278           2,871,477            2,366,253

Provision for loan losses                                           106,899              90,584              299,555
                                                              -------------      --------------         ------------

      Net interest income                                         3,792,379           2,780,893            2,066,698
                                                              -------------      --------------         ------------

Noninterest income                                                1,160,007           1,181,808              784,066
                                                              -------------      --------------         ------------

Noninterest expense:
    Salaries and employee benefits                                2,201,188           1,715,952            1,194,179
    Occupancy and equipment                                         669,936             495,055              411,587
    General and administrative                                    1,590,814           1,380,971            1,228,574
                                                              -------------      --------------         ------------

      Total noninterest expense                                   4,461,938           3,591,978            2,834,340
                                                              -------------      --------------         ------------

           Income before income taxes                               490,448             370,723               16,424

Income tax expense:
    Current                                                          36,697
    Deferred                                                        (19,009)
                                                              -------------      --------------         ------------

      Net income                                              $     472,760      $      370,723         $     16,424
                                                              =============      ==============         ============


Net income per share of common stock                                   $.20                $.19                 $.00
                                                                       ====                ====                 ====

Weighted average shares outstanding                               2,393,841           2,001,689            1,951,873
                                                              =============      ==============         ============



                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                           SURETY CAPITAL CORPORATION
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              for the years ended December 31, 1994, 1993 and 1992




                                                                                                Unrealized
                                       Common Stock                                               Loss on
                                   -------------------      Additional                          Available-
                                                  Par        Paid-in                             for-Sale         Total
                                   Shares        Value       Capital             Deficit       Securities         Equity
                                   ------        -----     ------------          -------      ------------        ------
Balance at 12/31/91              1,767,062     $ 17,670      $4,180,134         $(935,009)                       $3,262,795

Sale of common stock               214,385        2,144         776,999                                             779,143

Net income                                                                         16,424                            16,424
                                 ---------     --------      ----------         ---------      -----------      -----------

Balance at 12/31/92              1,981,447       19,814       4,957,133          (918,585)                        4,058,362

Sale of common stock               292,040        2,920         848,983                                             851,903

Net income                                                                        370,723                           370,723
                                 ---------     --------      ----------         ---------      -----------      -----------

Balance at 12/31/93              2,273,487       22,734       5,806,116          (547,862)                        5,280,988

Sale of common stock               767,342        7,674       2,307,098                                           2,314,772

Net income                                                                        472,760                           472,760

Unrealized loss on available-
   for-sale securities, net
   of income taxes                                                                                $ (2,839)          (2,839)
                                 ---------     --------      ----------         ---------      -----------      -----------

Balance at 12/31/94              3,040,829     $ 30,408      $8,113,214         $ (75,102)        $ (2,839)      $8,065,681
                                 =========     ========      ==========         =========      ===========      ===========





                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                           SURETY CAPITAL CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              for the years ended December 31, 1994, 1993 and 1992


                                                                   1994                  1993                 1992
                                                                   ----                  ----                 ----
Cash flows from operating activities:
  Net income                                                    $   472,760         $   370,723         $     16,424
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Provision for loan loss                                       106,899              90,584              299,555
      Depreciation                                                  330,644             211,934              201,144
      Amortization                                                   51,201              35,567               29,388
      Gain on sale or disposal of assets                            (15,508)             (8,286)              (5,587)
      Gain on sale of investment securities                                             (90,763)
      Net change in other assets                                    (82,094)            216,152              (41,185)
      Net change in deferred tax asset                             (135,774)
      Net increase in accrued interest
        payable and other liabilities                              (125,277)             (2,424)            (213,945)
                                                                -----------         -----------          -----------

         Net cash provided by operating activities                  602,851             823,487              285,794
                                                                -----------         -----------          -----------

Cash flows from investing activities:
  Proceeds from sale of held-to-maturity securities                 500,000           6,084,844
  Proceeds from the maturity of held-to-maturity
      securities and interest bearing deposits                    5,269,724           2,799,980
  Proceeds from maturity of available-for-sale securities           169,971
  Purchase of premises and equipment                               (420,487)           (560,529)            (156,906)
  Net increase in loans                                          (7,624,058)         (8,448,392)            (401,553)
  Proceeds from sale of assets                                       16,308                                   72,526
  Purchase of held-to-maturity securities                          (316,276)
  Purchase of investment securities                                                  (3,532,926)            (543,500)
  Payments received on purchased medical claims
      receivable                                                 12,290,141          11,585,316           11,120,480
  Purchases of medical claims receivable                        (11,229,044)        (12,564,026)         (11,299,682)
  Direct cost incurred for bank acquisitions                       (115,039)                                 (71,935)
  Net cash acquired through purchase of banks                     2,624,200           1,441,254
                                                                -----------         -----------          -----------

         Net cash provided by (used in) investing activities      1,165,440          (3,194,479)          (1,280,570)
                                                                -----------         -----------          -----------

Cash flows from financing activities:
  Net change in deposits                                         (1,525,190)         (1,298,634)           3,505,370
  Proceeds from the sale of common stock                          2,314,772             851,903              779,143
  Proceeds from borrowings on note payable                        1,750,000
                                                                -----------         -----------          -----------

         Net cash provided by (used in) financing activities      2,539,582            (446,731)           4,284,513
                                                                -----------         -----------          -----------

Net increase (decrease) in cash                                   4,307,873          (2,817,723)           3,289,737

Beginning cash and cash equivalents                               6,886,487           9,704,210            6,414,473
                                                                -----------         -----------          -----------

Ending cash and cash equivalents                                $11,194,360         $ 6,886,487          $ 9,704,210
                                                                ===========         ===========          ===========

Supplemental disclosure:
  Cash paid during the period for interest                      $ 1,339,223         $ 1,074,507          $ 1,021,014
                                                                ===========         ===========          ===========

  Cash paid during the period for income taxes                  $    12,000
                                                                ===========         ===========          ===========


                                  (Continued)

                           SURETY CAPITAL CORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued
              for the years ended December 31, 1994, 1993 and 1992




                                                                    1994                1993                 1992
                                                                    ----                ----                 ----
Interest bearing deposits in financial institutions             $ 1,588,931        $    198,000
Investment securities                                            16,196,901          13,335,164
Net loans                                                        26,363,109           2,869,616
Premises and equipment, net                                         999,713              92,972
Other assets                                                        474,002             152,533
Excess cost over fair value of net assets acquired                2,124,132              61,308
Deposits                                                        (49,956,393)        (18,054,279)
Other liabilities                                                  (414,595)            (96,568)
                                                               ------------        ------------

Net cash acquired through purchase of banks                     $(2,624,200)        $(1,441,254)
                                                                ===========         ===========




Supplemental schedule of noncash investing and
  financing activities:
    Additions to other real estate and
      repossessed assets                                           $241,189          $  149,991             $ 26,658
  Additions to loans to facilitate the sale of
      other real estate and repossessed assets                      162,385





                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                           SURETY CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1.   Basis of Presentation:

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiary, Surety Bank, National Association, ("Bank"), which is 99% owned and was acquired on December 30, 1989. All significant intercompany accounts and transactions have been eliminated in consolidation.


2.   Summary of Significant Accounting Policies:

     Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one day periods.

     Investment Securities

     Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). This statement addresses the accounting and reporting for investments in equity securities that have readily determined fair values for all investments in debt securities.

     Management determines the appropriate classification of securities at the time of purchase. If the securities are purchased with the positive intent and the ability to hold the securities until maturity, they are classified as held-to-maturity and carried at historical cost, adjusted for amortization of premiums and accretion of fees and discounts using a method that approximates the interest method. Securities to be held for indefinite periods of time are classified as available-for-sale and carried at fair value. Securities purchased and held principally for the purpose of selling them in the near term are classified as trading. The Company has no securities classified as trading as of December 31, 1994. The cost of securities sold is based on the specific identification method.

     The effect at December 31, 1994 of SFAS 115 was a decrease in stockholders' equity of $2,839 (net of $1,462 of deferred income tax) to reflect the net unrealized holding loss on available-for-sale securities. The available-for-sale classification includes securities which were acquired through the acquisition of the First National Bank of Whitesboro, which were marked to market as of the acquisition date at December 8, 1994.

     Loans and Allowance for Loan Losses

     Loans are stated at the amount of unpaid principal, reduced by unearned interest and an allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged against current earnings. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance for loan losses is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based upon evaluation of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued



2.   Summary of Significant Accounting Policies, continued:

     Loans and Allowance for Loan Losses, continued

     Interest income on insurance premium financing loans and installment loans is recognized by a method which approximates the interest method.
     Interest income on commercial and real estate loans is accrued daily on the amount of outstanding principal. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition is such that collection of interest and principal is doubtful. Management evaluates the book value (including accrued interest) and collateral value on loans placed on nonaccrual status and provides specific allowance for loan losses as deemed appropriate.

     Certain fees and costs associated with the origination of loans are deferred and recognized over the estimated lives of the related loans as an adjustment to yield.

     Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method at rates sufficient to amortize the cost over the estimated lives of the assets. Expenditures for repairs and maintenance are expensed as incurred, and renewals and betterments that extend the lives of assets are capitalized. Cost and accumulated depreciation are eliminated from the accounts when assets are sold or retired and any resulting gain or loss is reflected in operations in the year of disposition.

     Other Real Estate and Repossessed Assets

     Foreclosed real estate and other assets are recorded at the lower of the unpaid balance of the related loan or the fair market value of the property. Any write down to fair market value at the date of acquisition is charged against the allowance for loan losses. Any subsequent write downs are reflected in operations.

     Income Per Share

     Net income per share of common stock is computed based upon the weighted average number of shares of common stock outstanding during the years ended December 31, 1994, 1993 and 1992.

     Income Taxes

     During 1993, the Company adopted Statement of Accounting Standards (SAS) No. 109 whereby the method of accounting for income taxes utilized an asset and liability approach for financial statement purposes. Under SFAS No. 109, the types of differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to significant portions of deferred income tax liabilities or assets include: allowances for possible loan losses, property and equipment, investment securities and net operating loss carryforwards. The change in accounting did not have an effect on the Company's consolidated financial position or results of operations. Surety Capital Corp. and its subsidiary will file a consolidated tax return for 1994. The Company has a tax sharing arrangement with its subsidiary.

     Purchase Method of Accounting

     Net assets of companies acquired in purchase transactions are recorded at their fair value at the date of acquisition. The excess of purchase price over fair value of net assets acquired is amortized on a straight-line basis generally over a 15-year period. The Company continually re-evaluates the propriety of the carrying amount of such intangible assets, as well as their amortization period, to determine

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued



2.   Summary of Significant Accounting Policies, continued:

     Purchase Method of Accounting, continued

     whether current events and circumstances warrant adjustments to the carrying value and/or revised estimates of the period of benefit. At this time, the Company believes that no significant impairment of such intangible assets has occurred and that no reduction of amortization period is warranted.

     Reclassifications

     Certain balances for the year ended December 31, 1993 have been reclassified to conform to the presentation adopted for the year ended December 31, 1994. These reclassifications had no effect on net income, total assets, total liabilities, or shareholders' equity as previously reported.


3.   Acquisitions:

     THE FARMERS GUARANTY STATE BANK OF KENNARD

     On February 4, 1994, the Bank entered into an agreement for the merger of The Farmers Guaranty State Bank of Kennard, a Texas banking association located in Kennard, Texas, with and into Surety Bank. The merger was consummated effective as of the close of business on May 31, 1994. Pursuant to the merger, the Bank paid $1,200,000 to the shareholders of The Farmers Guaranty State Bank of Kennard. The purchase price was based on the book value of The Farmers Guaranty State Bank of Kennard as of May 31, 1994, subject to certain agreed upon adjustments.

     Pursuant to the merger agreement, the Bank purchased all of the assets and assumed all of the obligations of The Farmers Guaranty State Bank of Kennard. The merger was financed through a $1,000,000 capital contribution from the Company and internally generated funds.

     The acquisition has been accounted for as a purchase in the accompanying consolidated financial statements. The assets and liabilities of the acquired Bank have been recorded at their fair values as of May 31, 1994.

     The consolidated results of operations include the operations of the acquired bank subsequent to June 1, 1994. The unaudited pro forma information for the twelve months ended December 31, 1994 and 1993, presented below, reflects the acquisition of the bank, as if it had been acquired as of January 1, 1993. Pro forma adjustments consisting of provision for income taxes have been made to properly reflect the unaudited pro forma information.

                                                                           1994                  1993
                                                                           ----                  ----
         Interest income                                                $5,744,113            $4,976,794
         Net income                                                        352,425               437,237

         Net income per share of common stock                                $0.15                 $0.22

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued



3.   Acquisitions, continued:

     FIRST NATIONAL BANK

     On May 24, 1994, the Bank entered into an agreement for the merger of the First National Bank, a national banking association located in Whitesboro, Texas, with and into Surety Bank. The merger was consummated effective as of the close of business on December 8, 1994. Pursuant to the merger, the Bank paid $6,000,000 to the shareholders of the First National Bank in exchange for all of the issued and outstanding shares of common stock of the First National Bank. The purchase price of $30.00 per share was based on approximately 150% of the book value of the First National Bank as of December 31, 1993. As a result of the earnings of the First National Bank during the fiscal year 1994, the purchase price of $30.00 per share represented approximately 130% of the book value of the First National Bank as of the date of consummation of the merger.

     In connection with the merger, the Bank purchased all of the assets and assumed all of the obligations of the First National Bank. To finance the merger, the Bank received a $4,000,000 capital contribution from the Company. The Company raised $2,169,050 under a limited offering of its shares of common stock, pursuant to which it sold 667,400 shares of common stock at $3.25 per share. The Company also obtained a 90-day loan in the amount of $1,750,000 (see Note 7).

     The acquisition has been accounted for as a purchase in the accompanying consolidated financial statements. The assets and liabilities of the acquired bank have been recorded at their fair values as of November 30, 1994.

     The consolidated results of operations include the operations of the acquired bank subsequent to December 1, 1994. The unaudited pro forma information for the twelve months ended December 31, 1994 and 1993, presented below, reflects the acquisition of the bank, as if it had been acquired as of January 1, 1993. Pro forma adjustments consisting of provision for income taxes and interest expense have been made to properly reflect the unaudited pro forma information. Interest expense on short-term debt of $1,750,000 is included as if it had been secured on January 1, 1993 and was converted to a five-year note in July of 1993.


                                                                           1994                  1993
                                                                           ----                  ----
         Interest income                                                $8,070,348            $6,627,062
         Net income                                                        922,300               789,232

         Net income per share of common stock                                $0.39                 $0.39



                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued



4.   Investment Securities:

     At December 31, 1994, the amortized cost and estimated market values of investment securities are as follows:


                                                                  Gross           Gross          Estimated
                                                 Amortized      Unrealized      Unrealized         Market
                                                   Cost           Gains           Losses          Value
                                               -----------    ------------     -----------     -----------
         HELD-TO-MATURITY:
           U.S. Treasury                       $ 2,123,659                        $ 19,105     $ 2,104,554
           Obligations of other U.S.
             Government agencies and
             corporations                        2,668,466                         170,865       2,497,601
           State and county municipals           4,748,920                                       4,748,920
                                               -----------     -----------      ----------     -----------

                                                 9,541,045                         189,970       9,351,075
                                               -----------     -----------      ----------     -----------

         AVAILABLE-FOR-SALE:
           U.S. Treasury                         1,964,627                           4,854       1,959,773
           Obligations of other U.S.
             Government agencies and
             corporations                        7,702,108        $    553                       7,702,661
           Federal Reserve Bank stock              280,850                                         280,850
           Other investment securities              19,925                                          19,925
                                               -----------     -----------      ----------     -----------

                                                 9,967,510             553           4,854       9,963,209
                                               -----------     -----------      ----------     -----------

                                               $19,508,555     $       553      $  194,824     $19,314,284
                                               ===========     ===========      ==========     ===========


     At December 31, 1993, the amortized cost and estimated market values of investment securities are as follows:

                                                                  Gross           Gross          Estimated
                                                 Amortized      Unrealized      Unrealized         Market
                                                   Cost           Gains           Losses          Value
                                               -----------    ------------     -----------     -----------
           U.S. Treasury                        $2,085,555        $ 10,345                      $2,095,900
           Obligations of other U.S.
             Government agencies
             and corporations                    6,023,774          21,537        $ 23,196       6,022,115
           Federal Reserve Bank stock              108,700                                         108,700
                                                ----------        --------        --------      ----------

                                                $8,218,029        $ 31,882        $ 23,196      $8,226,715
                                                ==========        ========        ========      ==========

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued



4.   Investment Securities, continued:

     The amortized cost and estimated market value of investment securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                Estimated
                                                                              Amortized           Market
                                                                                Cost              Value
                                                                             ----------        -----------

     HELD-TO-MATURITY:
       Due within one year                                                  $ 3,144,762        $ 3,039,407
       Due after one year through five years                                  2,606,346          2,606,346
       Due after five years through ten years                                 2,121,471          2,121,471
       Mortgage-backed securities                                             1,668,466          1,583,851
                                                                            -----------        -----------

                                                                              9,541,045          9,351,075
                                                                            -----------        -----------

     AVAILABLE-FOR-SALE:
       Due within one year                                                    3,352,504          3,344,039
       Due after one year through five years                                  4,475,799          4,482,206
       Due after five years through ten years                                 1,520,328          1,522,789
       Mortgage-backed securities                                               318,104            313,400
       Other securities                                                         300,775            300,775
                                                                            -----------       ------------

                                                                              9,967,510          9,963,209
                                                                            -----------        -----------

         Total                                                              $19,508,555        $19,314,284
                                                                            ===========        ===========


     Proceeds from sales of held-to-maturity investment securities during the twelve months ended December 31, 1994 were $500,000 with no gross recognized gains or losses. These securities were sold within 90 days of the call date and were expected to be called.

     Proceeds from sales of investment securities during the twelve months ended December 31, 1993 were $6,084,844 with gross recognized gains and losses of $93,859 and $3,096, respectively. During the year ended December 31, 1992, there were no sales of investment securities.

     At December 31, 1994 and 1993, the carrying values of Federal Reserve Bank stock were $280,850 and $108,700, respectively. The Federal Reserve Bank stock's market value was estimated to be the same as its carrying value at both December 31, 1994 and 1993.

     At December 31, 1994 and 1993, securities with a carrying amount of $14,319,159 and $1,450,000, respectively, were pledged as collateral for public deposits, as required or permitted by law.

     Prior to December 8, 1994, all investment securities were classified as held-to-maturity. Of the securities added to the investment portfolio on December 8, 1994 through the acquisition of the First National Bank of Whitesboro, $4,744,575 was added to the held-to-maturity classification and $9,831,115 was classified as available-for-sale. The net unrealized loss on the available-for-sale securities for 1994 was $4,301.

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued



5.   Net Loans:

     The loan portfolio was composed of the following:


                                                                                1994              1993
                                                                                ----              ----
         Premium financing                                                  $20,931,642        $14,518,680
         Commercial loans                                                    13,205,698          5,204,120
         Real estate loans                                                   17,297,636          1,878,030
         Installment loans                                                   12,029,243          9,016,179
         Medical claims receivable                                            2,705,974          2,379,482
                                                                            -----------        -----------

                Total loans                                                  66,170,193         32,996,491

         Deduct:
           Unearned interest                                                 (1,506,843)        (1,370,229)
           Allowance for loan losses                                           (697,948)          (401,227)
                                                                            -----------       ------------

                Net loans                                                   $63,965,402        $31,225,035
                                                                            ===========        ===========


     A summary of the changes in the allowance for loan losses for the years ended December 31, 1994, 1993 and 1992 are as follows:


                                                                1994              1993               1992
                                                                ----              ----               ----
         Beginning balance                                   $401,227           $324,728           $343,206
         Provision for loan losses                            106,899             90,584            299,555
         Bank acquisition                                     340,832             71,976
         Loans charged off                                   (212,266)          (247,774)          (672,313)
         Recoveries                                            61,256            161,713            354,280
                                                             --------           --------           --------

                                                             $697,948           $401,227           $324,728
                                                             ========           ========           ========


     Loans on which the accrual of interest has been discontinued amounted to approximately $83,000 and $48,000 at December 31, 1994 and 1993, respectively. Included in commercial and installment loans at December 31, 1994 and 1993, are approximately $387,797 and $310,000, respectively, of loans to employees, officers, and/or directors, or their interests.

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued



6.   Premises and Equipment:

     Premises and equipment at December 31, 1994 and 1993 are summarized as follows:


                                                                            1994                    1993
                                                                            ----                    ----
              Land                                                       $  145,116             $    88,616
              Building                                                    1,183,960                 495,040
              Furniture, fixtures and computers                           1,666,434               1,189,832
              Automobiles                                                   225,282                 142,851
              Leasehold improvements                                         92,118
                                                                         ----------              ----------

                                                                          3,312,910               1,916,339
              Less accumulated depreciation                                (919,309)               (611,494)
                                                                         ----------              ----------

              Net premises and equipment                                 $2,393,601              $1,304,845
                                                                         ==========              ==========


7.    Note Payable:

      The Company obtained a $1,750,000, 90-day note payable to Overton Bank and Trust, N.A. ("Overton Bank"). The proceeds from this note were used to purchase The First National Bank of Whitesboro. The note bears interest at two percent (2%) above Overton Bank's prime rate of interest (9% at December 31, 1994), with principal and interest due at maturity. The note is secured by all of the stock of the Bank owned by the Company and by the personal guarantee of C. Jack Bean, Chairman of the Board of the Company. On March 8, 1994, the loan was renewed with the same terms for an additional 90 days.


 8. Financial Instruments With Off-Balance-Sheet Risk and Concentration of Credit Risk:

      The Company's subsidiary Bank is party to financial instruments with off-balance-sheet risk, entered into in the normal course of business to meet the financing needs of its customers. These financial instruments include loan commitments and letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

      The subsidiary Bank's exposure to credit loss in the event of nonperformance by counterparties to loan commitments and letters of credit is represented by the contractual amount of those instruments. The subsidiary Bank uses the same credit policies in making commitments and conditional obligations as are used in underwriting on-balance sheet instruments.

      The total amounts of financial instruments with off-balance sheet risk at December 31, 1994 and 1993 are as follows:

                                                                   1994                  1993
                                                                   ----                  ----
            Unfunded loan commitments                           $1,832,576             $944,000
            Letters of credit                                      181,900              105,000
            Credit card lines                                      338,570              404,000


                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued



8. Financial Instruments With Off-Balance-Sheet Risk and Concentration of Credit Risk, continued:

      Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Loans are made in accordance with formal written loan policies. The subsidiary Bank evaluates each customer's credit worthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the subsidiary Bank, upon extension of credit is based on management's evaluation of the counterparty. Collateral held varies, but may include cash, accounts receivable, inventory, property, equipment and real estate.

      The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary Bank had certificates of deposit, or other deposit accounts, in the amount of $254,400 and $90,000 at December 31, 1994 and 1993, respectively, as collateral supporting those letter of credit commitments for which collateral is deemed necessary. There were no deposit accounts held as collateral for letters of credit at December 31, 1992. Credit card lines available at December 31, 1994 and 1993 are fully secured by deposits held at the Company's subsidiary Bank.

      The subsidiary Bank sold $7,265,000 and $4,450,000 in federal funds at December 31, 1994 and 1993, respectively. These funds represent uncollateralized loans made by the Bank, in varying amounts, to commercial banks with whom the subsidiary Bank has correspondent relationships. The subsidiary Bank maintains deposits with other financial institutions in amounts which exceed FDIC insurance coverage. At December 31, 1994 and 1993, approximately $1,819,121 and $1,201,000, respectively, of such balances were uninsured.

      The subsidiary Bank has geographic concentrations of credit in its three principal trade areas, Grayson County, Angelina County and Tarrant County, Texas. Additionally, the subsidiary Bank has a significant concentration of credit, based upon like collateral, in its insurance premium finance portfolio. Insurance premium finance comprises approximately $20,500,000 or 32% and $14,200,000 or 45% of consolidated total loans net of unearned interest as of December 31, 1994 and 1993, respectively. As of December 31, 1994, no group of borrowers financing insurance policies through any one insurance company represents greater than 10% of the Bank's premium finance loans.


 9.   Shareholders' Equity:

      On April 22, 1993, the Company's Board of Directors approved a one-for-ten reverse split of the Company's common stock. The reverse split was approved by the shareholders of the Company on May 27, 1993. This action became effective on June 14, 1993 for shareholders of record as of June 11, 1993. A total of $178,331 was reclassified from par value of common stock to additional paid-in capital in connection with the reverse stock split. The par value of common stock remains unchanged. All per share amounts have been adjusted to reflect the reverse stock split on a retroactive basis.

      During the year ended December 31, 1994, 767,342 shares of the Company's common stock were sold in private placements for total consideration, net of expenses, of $2,314,772. During the year ended December 31, 1993, 292,040 shares of the Company's common stock were sold in private placements for total consideration, net of expenses, of $851,903. Subsequent to December 31, 1993, 100,000 shares of the Company's common stock were sold in private placements for total gross consideration of $450,000. During the year ended December 31, 1992, 214,385 shares of the Company's common stock were sold in private placements for total consideration, net of expenses, of $779,143.

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued



10.   Stock Options and Warrants:

      The Company has an incentive stock option plan for key employees, under which 100,000 shares of the Company's common stock have been reserved for issuance. The plan stipulates that the options may be exercised at any time after grant date, but expire upon the termination of the employee or after five years from the grant date.

                                                                             Shares             Price
                                                                              Under              Per
                                                                             Option             Share
                                                                             ------             -----
      Outstanding at December 31, 1991                                       25,895         $2.743 to $6.531
      Granted                                                                 9,096       $6.5625 to $7.2188
      Exercised                                                             (16,438)       $2.343 to $6.5315
      Cancelled                                                                -
                                                                             ------

      Outstanding at December 31, 1992                                       18,553         $2.743 to $6.531
      Granted                                                                10,000           $5.00 to $5.50
      Exercised                                                                -
      Cancelled                                                              (1,492)
                                                                             ------

      Outstanding at December 31, 1993                                       27,061         $2.743 to $6.531
      Granted                                                                10,000           $4.50 to $4.95
      Exercised
      Cancelled                                                              (2,500)
                                                                             ------

      Outstanding at December 31, 1994                                       34,561
                                                                            =======



      On April 1, 1994, the Company issued 4 warrants for the purchase of 355,000 shares of Surety Capital Corporation common stock at an exercise price of $4.50 per share. These warrants expire on March 31, 1995.

      On June 17, 1994, the Company issued 1 warrant for the purchase of 35,500 shares of Surety Capital Corporation common stock with an exercise price of $4.50 per share. This warrants expires on June 16, 1995.

      As of December 31, 1994, there are 5 warrants outstanding for the purchase of 390,500 shares of Surety Capital Corporation common stock with an exercise price of $4.50 per share. These warrants were issued in connection with the private placement completed in 1993.


11.   Net Income Per Common Share:

      Net income per common share for the years ended December 31, 1994, 1993 and 1992 was based upon 2,393,841, 2,001,689, and 1,951,873 shares of common stock outstanding, respectively.

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued



11.   Income Per Common Share, continued:

      The effects of the exercise of stock options and warrants are not material and have not been considered in the calculation of income per common share.


12.   Employee Benefit Plan:

      Effective October 1, 1993, the Company adopted the Surety Bank 401(k) Plan ("Plan"). All full-time employees are eligible for participation. Under the terms of the Plan, eligible employees are allowed to contribute up to 10% of their base pay. The Company contributes amounts equal to 5% of the employee's contribution to a maximum of 5% of the employee's pay, subject to statutory limits. The expense for the Plan in 1994 and 1993 was $13,650 and $2,889, respectively. Contributions to the plan during 1994 and 1993 were $30,000 and $25,000, respectively.


13.   Federal Income Tax:

      Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". In accordance with the provisions of this statement, the Company elected not to restate prior years and has determined that the cumulative effect of implementation was not significant.

      The components of the net deferred asset recognized at December 31, 1994 and 1993 are as follows:

                                                                                 1994              1993
                                                                                 ----              ----
          Deferred tax liability:
             Depreciation and amortization                                     $350,066          $135,696
             Securities                                                          34,286            34,286
             Deferred loans costs                                                18,700
             Other                                                               58,604
                                                                               --------       -----------

                                                                                461,656           169,982
                                                                               --------       -----------
          Deferred tax asset:
             Tax net operating losses                                           163,366           270,558
             Depreciation                                                        55,988            47,973
             Allowance for loan losses                                          128,080            26,307
             Securities                                                         224,238
             Other                                                               25,758             9,429
                                                                               --------       -----------

                                                                                597,430           354,267
             Valuation allowance                                                 -0-             (184,285)
                                                                               --------       -----------

             Deferred tax asset                                                 135,774           169,982
                                                                               --------       -----------

                  Net deferred tax asset                                       $135,774       $    -0-
                                                                               ========       ===========

      Gross net operating losses and the related valuation allowance disclosed in 1993 were adjusted to exclude net operating losses which the Company would not be able to utilize. This adjustment had no impact on the net deferred tax asset.

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued



13.   Federal Income Tax, continued:

      The Company's effective tax rate on income before income taxes differs from the U.S. statutory tax rate as follows:

                                                                              December 31,
                                                                      ---------------------------
                                                                      1994         1993      1992
                                                                      ----         ----      ----
           U.S. statutory rate (benefit)                               34.0%        34.0%      34.0%
           Other                                                                    (2.9)
           Valuation allowance                                        (33.0)       (31.1)
           Utilization of net operating losses                                                (34.0)
           Tax-exempt interest                                         (1.1)
                                                                      -----        -----      -----

           Effective tax rate                                           (.1)%       -0-         -0-
                                                                      =====        =====      =====



      As of December 31, 1994, the Company has a net operating loss carryforward of approximately $480,473 for income tax reporting purposes which expires, if not used, in 2002 through 2008. The utilization of approximately $353,652 of the net operating loss carryforward is limited by Section 382 of the Internal Revenue Code to approximately $59,000 annually until its expiration in 1999 and $15,000 thereafter through 2004.


14.   Other Noninterest Income and Expense:

      Other noninterest income and expense for the years ended December 31, 1994, 1993 and 1992 was composed of the following:


                                                         1994                1993             1992
                                                         ----                ----             ----
           Noninterest income:
              Nonsufficient fund charges              $  263,315        $  248,890          $145,365
              Late fee charges                           426,476           304,354           278,520
              Service charges                            163,336           120,143            47,717
              Collection fees                             96,162            71,760            44,351
              Credit life insurance                       44,402            49,777            46,346
              Premium finance servicing                                    161,310           101,853
              Secured credit card annual fee              15,905            36,968            52,837
              Other                                      150,411            97,843            67,077
              Gain on sale of investment                                    90,763
                                                      ----------        ----------          --------

                   Total                              $1,160,007        $1,181,808          $784,066
                                                      ==========        ==========          ========

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued



14.   Other Noninterest Income and Expense, continued:


                                                         1994                1993             1992
                                                         ----                ----             ----
           General and administrative expense:
              Professional fees                       $  315,434        $  362,571       $   351,593
              Office supplies                            201,028           165,416           126,880
              Travel and entertainment                    60,162            62,184            42,593
              Telephone                                  128,407           103,921            78,384
              Advertising                                 54,683            60,302            88,589
              Postage                                    133,887           125,092           105,229
              Amortization of intangibles                 51,201            35,567            29,388
              Dues and subscriptions                      54,609            26,707            20,935
              Insurance                                   97,473            59,882            25,519
              Credit cards                                59,573            63,298            83,941
              Bank service charge                         25,808            29,018            17,922
              FDIC assessment                            133,112            71,003            56,594
              Credit reports                              17,714            48,495            27,256
              Operational losses                                                              62,044
              Other                                      257,723           167,515           111,707
                                                     -----------       -----------        ----------

                   Total                              $1,590,814        $1,380,971        $1,228,574
                                                      ==========        ==========        ==========


15.   Commitments and Contingencies:

      As of December 31, 1994, the Company leased its office space in Hurst, Texas under a noncancellable operating lease. The lease expires December 31, 1999. Future minimum lease payments are as follows:

                                1995                                      $  94,713
                                1996                                         94,713
                                1997                                         99,642
                                1998                                         99,642
                                1999                                        104,570
                                                                           --------

                                Total                                      $493,280
                                                                           ========


      Rent expense was $83,062 for the year ended December 31, 1994, $56,982 for the year ended December 31, 1993, and $55,310 for the year ended December 31, 1992.

      The Company adopted an agreement which compensates certain executive officers at a rate of three times their annual salary for a change in control of approximately 20%.

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued



16.   Parent Company Financial Information:



                         Condensed Parent Company Only
                            Statements of Condition



                                                                                    December 31,
                                                                              ------------------------
                                                                              1994                 1993
                                                                              ----                 ----
      Assets:
          Cash                                                           $   324,658            $1,010,573
          Interest bearing deposits in financial institutions                                      450,000
          Receivable from subsidiary                                         242,493
          Investment in Subsidiary, at equity                              9,211,212             3,820,415
          Net deferred tax asset                                              30,232
          Other assets                                                        21,000
                                                                          ----------            ----------

              Total assets                                                $9,829,595            $5,280,988
                                                                          ==========            ==========

      Liabilities:
          Note payable                                                    $1,750,000            $      -0-
          Accrued liabilities                                                 13,914                   -0-
                                                                          ----------            ----------

              Total liabilities                                            1,763,914                   -0-
                                                                          ----------            ----------

      Shareholders' equity:
          Common stock                                                        30,408                22,734
          Additional paid-in capital                                       8,113,214             5,806,116
          Deficit                                                            (75,102)             (547,862)
          Unrealized loss on available-for-sale securities                    (2,839)
                                                                          ----------            ----------

              Total shareholders' equity                                   8,065,681             5,280,988
                                                                          ----------            ----------

                Total liabilities and shareholders' equity                $9,829,595            $5,280,988
                                                                          ==========            ==========



                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued



16.   Parent Company Financial Information, continued:



                         Condensed Parent Company Only
                              Statements of Income
              for the years ended December 31, 1994, 1993 and 1992




                                                                 1994              1993              1992
                                                                 ----              ----              ----
      Interest income                                        $ 24,685           $ 12,813          $ 13,517

      Interest expense                                        (11,075)                 0                 0
                                                             --------           --------          --------

          Net interest income before
             provision for loan loss                           13,610             12,813            13,517

      Recovery on loan loss                                     3,101             64,416            65,445
                                                             --------           --------          --------

          Net interest income                                  16,711             77,229            78,962

      Noninterest income                                            0                  0                 0

      Noninterest expense                                    (207,473)          (255,999)         (355,862)

      Equity in net income of subsidiary                      390,797            549,493           293,324
                                                             --------           --------          --------

          Net income before income taxes                      200,035            370,723            16,424

      Income tax expense (benefit):
        Current                                              (242,493)
        Deferred                                              (30,232)
                                                             --------           --------          --------

          Net income                                         $472,760           $370,723          $ 16,424
                                                             ========           ========          ========



                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued



16.   Parent Company Financial Information, continued:


                         Condensed Parent Company Only
                            Statements of Cash Flows
              for the years ended December 31, 1994, 1993 and 1992


                                                                     1994             1993            1992
                                                                     ----             ----            ----
      Cash flows from operating activities:
        Net income                                                $  472,760      $  370,723        $ 16,424
        Adjustments to reconcile net income to
          net cash used in operating activities:
            Equity in net income of subsidiary                      (390,797)       (549,493)       (293,324)
            Recovery on loan losses                                                  (64,416)        (65,445)
            Depreciation and amortization                                                             35,015
            Net increase (decrease) in accrued liabilities            11,075                        (155,648)
            Net increase in other assets                             (21,000)
            Net increase in deferred asset                           (30,232)
                                                                  ----------      ----------        --------

              Net cash provided (used) in operating activities        41,806        (243,186)       (462,978)
                                                                  ----------      ----------        --------

      Cash flows from investing activities:
        Proceeds from the maturity of interest
          bearing deposits                                           450,000          50,000
        Purchase of interest bearing deposits
          in financial institutions                                                                 (500,000)
        Net increase in receivable from subsidiary                  (242,493)
        Net (increase) decrease in loans                                             207,582         185,480
        Direct cost incurred for probable
          bank acquisitions                                                           71,935         (71,935)
        Investment in subsidiary                                  (5,000,000)
                                                                  ----------      ----------        --------

              Net cash (used) provided in investing
                 activities                                       (4,792,493)        329,517        (386,455)
                                                                  ----------      ----------        --------

      Cash flows from financing activities:
        Sale of common stock                                       2,314,772         851,903         779,143
        Short-term debt                                            1,750,000
                                                                  ----------      ----------        --------

               Net cash provided in financing activities           4,064,772         851,903         779,143
                                                                  ----------      ----------        --------

      Net (decrease) increase in cash                               (685,915)        938,234         (70,290)

      Beginning cash and cash equivalents                          1,010,573          72,339         142,629
                                                                  ----------      ----------        --------

      Ending cash and cash equivalents                            $  324,658      $1,010,573        $ 72,339
                                                                  ==========      ==========        ========